Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146341

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 11 DATED MARCH 25, 2010

TO THE PROSPECTUS DATED APRIL 30, 2009

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust II, Inc. dated April 30, 2009, as supplemented by supplement no. 8 dated September 3, 2009, supplement no. 9 dated November 12, 2009 and supplement no. 10 dated February 8, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc. and, as required by context, KBS Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	the declaration of daily distributions for April and May 2010;

•	updated risks related to an investment in us;

•	the entry into a four-year mortgage loan on two four-story office buildings in Florham Park, New Jersey;

•	the acquisition of a three building industrial/flex property containing 283,559 rentable square feet in Plano, Texas;

•	the execution of an agreement to purchase three light industrial buildings containing 261,799 rentable square feet in Austell, Georgia;

•	information regarding our indebtedness;

•	information regarding our amended and restated dividend reinvestment plan;

•	information regarding our share redemption program;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our annual report on Form 10-K for the year ended December 31, 2009;

•	updated information regarding the prior performance of KBS-sponsored programs; and

•	our audited financial statements and the notes thereto as of and for the years ended December 31, 2009 and 2008.

Status of the Offering

We commenced this offering of 280,000,000 shares of common stock on April 22, 2008. As of March 19, 2010, we had sold 103,686,200 shares of common stock in the offering for gross offering proceeds of $1.0 billion, including 3,321,455 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $31.6 million.

Declaration of Distributions for April and May 2010

On March 19, 2010, our board of directors declared distributions based on daily record dates for the period from April 1, 2010 through April 30, 2010, which we expect to pay in May 2010, and distributions based on daily record dates for the period from May 1, 2010 through May 31, 2010, which we expect to pay in June 2010. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.

Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share.

Risk Factors

Before purchasing our common stock, you should carefully consider the following risks as well as those described in the prospectus and in supplement no. 8.

Risks Related to an Investment in Us

Continued disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to service our existing indebtedness, our ability to refinance or secure additional debt financing on attractive terms and the values of our investments.

Despite certain recent positive economic indicators such as an improved stock market performance and improved access to capital for some companies, the capital and credit markets continue to be affected by the extreme volatility and disruption during 2008 and 2009. Liquidity in the global credit market is severely contracted by these market disruptions, making it costly to obtain new lines of credit or refinance existing debt. We rely on debt financing to finance our properties and we expect to continue to use debt to acquire properties and possibly other real estate-related investments. As a result of the ongoing credit market turmoil, we may not be able to refinance our existing indebtedness or to obtain additional debt financing on attractive terms. As such, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions, reducing the number of acquisitions we would otherwise make, and/or to dispose of some of our assets. If the current debt market environment persists, we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those higher yielding investments that do not require the use of leverage to meet our portfolio goals.

The continued disruptions in the financial markets and uncertain economic conditions could adversely affect the values of our investments. Turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments. These could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

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revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay dividends or meet our debt service obligations on debt financing; and/or

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revenues on the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrower to meet its payment obligations to us, which could in turn make it more difficult for us to pay dividends or meet our debt service obligations on debt financing.

All of these factors could impair our ability to make distributions to our investors and decrease the value of an investment in us.

Risks Related to Conflicts of Interest

Because other real estate programs offered through our dealer manager are conducting offerings concurrently with our offering, our dealer manager may face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

Our dealer manager, KBS Capital Markets Group, also acts as the dealer manager for the initial public offerings of KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT. Both KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT are raising capital in their respective public offerings concurrently with our offering. In addition, KBS REIT III and future KBS-sponsored programs may seek to raise capital through public offerings conducted concurrently with our offering. As a result, our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsors generally seek to avoid simultaneous public offerings by programs that have a substantially similar mix of investment characteristics, including targeted investment types and key investment objectives. Nevertheless, there may be periods during which one or more programs sponsored by our sponsors will be raising capital and may compete with us for investment capital. Such conflicts may not be resolved in our favor and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

Our board’s loyalties to KBS REIT I and possibly to future KBS-sponsored programs could influence its judgment, resulting in actions that may not be in our stockholders’ best interest or that result in a disproportionate benefit to another KBS-sponsored program at our expense.

All of our directors are also directors of KBS REIT I, another public, non-traded REIT sponsored by Messrs. Bren, Hall, McMillan and Schreiber. The loyalties of our directors serving on the board of KBS REIT I or possibly on the board of future KBS-sponsored programs may influence the judgment of our board when considering issues for us that also may affect other KBS-sponsored programs, such as the following:

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The conflicts committee of our board of directors must evaluate the performance of KBS Capital Advisors with respect to whether KBS Capital Advisors is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to another KBS-sponsored program or if our advisor is giving preferential treatment to another KBS-sponsored program in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

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We could enter into transactions with other KBS-sponsored programs, such as property sales, acquisitions or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by the board’s or committee’s loyalties to such other KBS-sponsored programs.

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A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other KBS-sponsored programs.

•	A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other KBS-sponsored programs.

Because our independent directors are also independent directors of KBS REIT I, they receive compensation for service on the board of KBS REIT I. Like us, KBS REIT I pays each independent director an annual retainer of $40,000 as well as compensation for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). In addition, KBS REIT I reimburses directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

For the year ended December 31, 2009, the independent directors of KBS REIT I earned compensation as follows:

Independent Director	Compensation Earned in 2009(1)		Compensation Paid in 2009(1)

Hank Adler	$115,500	(2)	$118,496

Barbara Cambon	$111,500	(3)	$116,496

Stuart A. Gabriel, Ph.D	$112,000	(4)	$110,996

(1) Compensation Paid in 2009 includes meeting fees earned during 2008 but paid or reimbursed in 2009 as follows: Mr. Adler $10,333; Ms. Cambon $13,333; and Mr. Gabriel $6,333.

(2) This amount includes (i) fees earned for attendance at 12 board meetings, 12 conflicts committee meetings and six audit committee meetings, (ii) the annual retainer and (iii) costs reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

(3) This amount includes (i) fees earned for attendance at 11 board meetings, 11 conflicts committee meetings and five audit committee meetings, (ii) the annual retainer and (iii) costs reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

(4) This amount includes (i) fees earned for attendance at 12 board meetings, 12 conflicts committee meetings and six audit committee meetings, (ii) the annual retainer and (iii) costs reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

Risks Associated with Debt Financing

High mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on a property, we run the risk of being unable to refinance part or all of the property when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties, our income could be reduced. We may be unable to refinance or may only be able to partly refinance properties if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are more strict than when we originally financed the properties. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more stock or by borrowing more money.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment.

Our policies do not limit us from incurring debt until our borrowings would exceed 75% of the cost of our tangible assets (before deducting depreciation or other noncash reserves) and we may exceed this limit with the approval of the conflicts committee of our board of directors. As of December 31, 2009, our borrowings were 13% of both the cost (before depreciation or other noncash reserves) and book value (before depreciation) of our tangible assets. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.

100 & 200 Campus Drive Mortgage Loan

On February 26, 2010, we obtained a four-year mortgage loan with TD Bank, N.A. and US Bank National Association (collectively, the “Lenders”) for $64.6 million secured by the 100 & 200 Campus Drive Buildings (the “100 & 200 Campus Drive Mortgage Loan”). As of February 26, 2010, $20.0 million had been disbursed to us with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement. The 100 & 200 Campus Drive Mortgage Loan matures on February 26, 2014, with an option to extend the maturity date to February 26, 2015, subject to certain conditions. The 100 & 200 Campus Drive Mortgage Loan bears interest at a floating rate of 325 basis points over one-month LIBOR and monthly payments are interest only with the entire principal balance due at maturity, assuming no prior prepayment. We have entered into interest rate swap agreements with the Lenders on the initial $20.0 million funded, which effectively fix the interest rate at approximately 5.55% through the initial term of the loan. We will be required to enter future interest rate swap agreements if the amount drawn on the loan and not subject to a swap is equal or greater than $10.0 million. The 100 & 200 Campus Drive Mortgage Loan may be prepaid in whole or in part at any time without penalty, subject to certain conditions.

Acquisition of Plano Business Park

On March 15, 2010, we, through an indirect wholly owned subsidiary, acquired three light industrial buildings containing 283,559 rentable square feet located on approximately 19.9 acres of land in Plano, Texas (“Plano Business Park”). The seller is not affiliated with us or our advisor. The purchase price of Plano Business Park was $16.8 million plus closing costs. We funded the acquisition with proceeds from this offering, but may later place mortgage debt on the property.

Plano Business Park is located at 3801, 3901 and 4001 E. Plano Parkway in Plano, Texas and consists of three light industrial buildings built in 2001. Currently, Plano Business Park is 94% leased to seven tenants.

Agreement to Purchase Hartman II

On March 19, 2010, we, through an indirect wholly owned subsidiary, entered into a purchase agreement to purchase an industrial building containing 261,799 rentable square feet located on approximately 23.3-acres of land in Austell, Georgia (“Hartman II”). The seller is not affiliated with us or our advisor. The purchase price of Hartman II is approximately $10.8 million plus closing costs. Pursuant to the purchase agreement, we would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit $0.3 million of earnest money. Hartman II is 100% leased to Nexen Tire America, Inc.

Indebtedness

As of December 31, 2009, we had $126.7 million of mortgage debt outstanding. Our mortgage debt consisted of a $93.9 million fixed rate mortgage loan related to the 300-600 Campus Drive Mortgage Loan and $32.8 million of variable rate mortgage loans related to the Portfolio Mortgage Loan and the 100 & 200 Campus Drive Mortgage Loan. Of the $126.7 million of debt outstanding as of December 31, 2009, $32.8 million is scheduled to mature within six months of that date. At December 31, 2009, our borrowings were approximately 13% of both the cost (before depreciation or other noncash reserves) and book value (before depreciation) of our tangible assets.

On February 26, 2010, we paid in full the principal and accrued interest on the 100 & 200 Campus Drive Mortgage Loan that was to mature on March 9, 2010, and obtained a new four-year mortgage loan for $64.6 million as described above at “100 & 200 Campus Drive Mortgage Loan.” As of February 26, 2010, $20.0 million had been disbursed to us under the loan with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement.

Information Regarding Our Amended and Restated Dividend Reinvestment Plan

On March 19, 2010, our board of directors approved an amended and restated dividend reinvestment plan, which will be effective upon 10 days notice to participants. Pursuant to the amended and restated dividend reinvestment plan, until we establish an estimated value per share of common stock that is not based on the price to acquire a share of common stock in this offering or a follow-on public offering, plan participants will acquire common stock at a price of $9.50 per share. Upon our announcement in a public filing with the SEC that we have established an estimated value per share of common stock that is not based on the price to acquire common stock in our primary offering or a follow-on public offering, plan participants will acquire shares of common stock at a price equal to the estimated value per share of our common stock.

We expect to establish an estimated value per share of common stock that is not based on the price to acquire a share of common stock in this offering or a follow-on public offering after the completion of our offering stage and to provide updated estimates of the per share value of our common stock from time to time thereafter. Our offering stage will be complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for 18 months. For the purpose of determining when our offering stage is complete, “public equity offerings” do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in our Operating Partnership.

The amended and restated dividend reinvestment plan also provides a special termination provision for plan participants after we publicly announce a new estimated value per share. Under the amended and restated plan, a participant may terminate participation in the dividend reinvestment plan at any time by delivering written notice to us. To be effective for any distribution, such notice must be received by us at least 10 business days prior to the last day of the month to which the distribution relates. In addition, and notwithstanding the preceding sentence, if we publicly announce in a filing with the SEC a new estimated value per share of our common stock, then a participant shall have no less than two business days after the date of such announcement to notify us in writing of the participant’s termination of participation in the dividend reinvestment plan, and the participant’s termination will be effective for the next date shares are purchased under the dividend reinvestment plan.

We also amended the notice provision of the dividend reinvestment plan to provide that we may amend or terminate the dividend reinvestment plan for any reason upon 10 days notice to the participants. We may provide this notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants.

Information Regarding Our Share Redemption Program

One of the limitations of our share redemption program is that during any calendar year we may redeem only the number of shares that we could purchase with the amount of the net proceeds from the issuance of shares under the dividend reinvestment plan during the prior calendar year. During the calendar year ending December 31, 2010, we will be able to redeem the number of shares that we could purchase with the amount of net proceeds from the issuance of shares under the dividend reinvestment plan in 2009. During the year ended December 31, 2009, we issued 2,237,892 shares under our dividend reinvestment plan for gross offering proceeds of $21.3 million, and, therefore, our redemptions in 2010 are limited to the shares that we can purchase with $21.3 million.

Our board of directors may amend, suspend or terminate the share redemption program upon 30 days’ notice.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheets as of December 31, 2009 and 2008, the related consolidated statements of operations, stockholders’ equity, and cash flows and the years ended December 31, 2009 and 2008, and the accompanying financial statement schedules, all included in this supplement.

This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause actual results to differ from those anticipated, see “Risk Factors” in the prospectus, in supplement no. 8 and in this supplement.

Overview

We were formed on July 12, 2007 as a Maryland corporation that elected to be taxed as a REIT beginning with the taxable year ended December 31, 2008 and intend to operate in such a manner. We intend to invest in a diverse portfolio of real estate and real estate-related investments. We conduct our business primarily through our Operating Partnership, of which we are the sole general partner. Subject to certain restrictions and limitations, our business is managed by KBS Capital Advisors, our external advisor, pursuant to an advisory agreement. KBS Capital Advisors, conducts our operations and manages our portfolio of real estate investments. Our advisor owns 20,000 shares of our common stock. We have no paid employees.

We intend to invest in a diverse portfolio of real estate investments. The types of properties that we may invest in include office, industrial and retail properties located throughout the United States. Although we may invest in any of these types of properties, we expect to invest primarily in office and industrial properties. All such real estate assets may be acquired directly by us or the Operating Partnership, though we may invest in other entities that make similar investments. We also expect to invest in real estate-related investments, including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. As of December 31, 2009, we owned five real estate properties and two real estate loans receivable.

On September 27, 2007, we filed a registration statement on Form S-11 with the SEC to offer a maximum of 280,000,000 shares of common stock for sale to the public, of which 200,000,000 shares were registered in our primary offering and 80,000,000 shares were registered under our dividend reinvestment plan. From the commencement of this offering on April 22, 2008 through December 31, 2009, we had sold 93,347,044 shares of common stock in this offering for gross offering proceeds of $929.9 million, including 2,440,176 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $23.2 million. Also as of December 31, 2009, we had redeemed 199,883 of the shares sold in the offering for $1.9 million. We intend to use substantially all of the net proceeds from this offering to invest in a diverse portfolio of real estate and real estate-related investments as described above.

Market Outlook – Real Estate and Real Estate Finance Markets

During 2008 and 2009, significant and widespread concerns about credit risk and access to capital have been present in the global financial markets. Economies throughout the world have experienced substantially increased unemployment, sagging consumer confidence and a downturn in economic activity. In addition, the failure (and near failure) of several large financial institutions and the failures and expectations of additional failures of smaller financial institutions has led to increased levels of uncertainty and volatility in the financial markets and a continued skepticism in the general business climate.

As a result of the decline in general economic conditions, the U.S. commercial real estate industry has been experiencing deteriorating fundamentals across all major property types and in most geographic markets. In general, tenant defaults are on the rise, rental rates are falling, and demand for commercial real estate space in most markets is still contracting. These trends have created a highly competitive leasing environment that has resulted in downward pressure on both occupancy and rental rates, resulting in leasing incentives becoming more common. Mortgage delinquencies and defaults have trended upward, with many industry analysts predicting significant credit defaults, foreclosures and capital losses still to come.

Currently, benchmark interest rates, such as LIBOR, are near historic lows, allowing some borrowers with variable rate real estate loans to continue making debt service payments even as the properties securing these loans experience decreased occupancy and lower rental rates. These low rates have benefitted borrowers with floating rate debt who have experienced lower revenues due to decreased occupancy or lower rental rates. Low short-term rates have allowed them to meet their debt obligations but the borrowers would not meet the current underwriting requirements needed to refinance this debt today. As these loans near maturity, borrowers will find it increasingly difficult to refinance these loans in the current underwriting environment.

Additionally, overall transaction volume for real estate acquisitions has declined dramatically across all property types. Lack of available credit and poor investor confidence have translated into generally declining real estate values and a corresponding rise in required investment returns and capitalization rates. Although many owners of real estate prefer not to be sellers in a declining market, the tight credit conditions and increased refinancing risk may force an increasing number of real property owners into distressed sales, or to otherwise consider liquidating their holdings in an effort to enhance liquidity on their own balance sheet. Following a prolonged period of inactivity, transaction activity has slowly increased and some measure of liquidity has began to make its way into the market; however, the volume is well below that seen just 18 months ago.

From a financing perspective, severe dislocations and liquidity disruptions in the credit markets in late 2008 and early 2009 impacted both the cost and availability of commercial real estate debt. The CMBS market, formerly a significant source of liquidity and debt capital, was inactive for over a year and left a void in the market for long-term, affordable, fixed rate debt. This void has been partially filled by portfolio lenders such as insurance companies, but at very different terms than were available in the past five years. These remaining lenders have generally increased credit spreads, lowered the amount of available proceeds, required recourse security and credit enhancements, and otherwise tightened underwriting standards, while simultaneously limiting lending to existing relationships with borrowers that invest in high quality assets in top tier markets. In addition, lenders have limited the amount of financing available to existing relationships in an effort to manage capital allocations and credit risk.

Recently, new CMBS issuances and increased trading of legacy CMBS, both of which were spurred to varying degrees by the government’s Term Asset-Backed Securities Loan Facility program (“TALF”), coupled with the increased volume and relatively low cost of debt issuances over the past 12 months by public REITs has led many to believe that commercial real estate lending will be revived as the market’s appetite for risk slowly returns. Leasing activity in some markets has shown gradual improvement and the CMBS market has had success in issuing new transactions with attractive financing terms, creating a tempered optimism in the commercial real estate market. It is important to remember that these trends have only recently begun and an improvement in one aspect of the market does not provide an indication of a general market recovery or provide any indication of the duration of the existing downturn, or the speed of any expected recovery.

Despite certain recent positive economic indicators such as an improved stock market performance, and improved access to capital for some companies, the aforementioned economic conditions have sustained the ongoing global recession. Global government interventions in the banking system and the persistence of a highly expansionary monetary policy by the U.S. Treasury have introduced additional complexity and uncertainty to the markets. The U.S. government is currently assessing a regulatory overhaul of the financial markets, including the banking, insurance and brokerage sectors. Increased disclosure requirements and changes to accounting principles involving the valuation of investments have also been a source of uncertainty. These conditions are expected to continue, and combined with a challenging macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.

Impact on Our Real Estate Investments

These market conditions have and will likely continue to have a significant impact our real estate investments. In addition, these market conditions have impacted our tenants’ businesses, which makes it more difficult for them to meet current lease obligations and places pressure on them to negotiate favorable lease terms upon renewal in order for their businesses to remain viable. Projected future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to retain tenants who are up for renewal or to sign new tenants, are expected to result in decreases in cash flow. Historically low interest rates could help offset some of the impact of decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates may not remain at these historically low levels for the life of many of our investments.

Impact on Our Real Estate-Related Investments

Our real estate-related investments are directly secured by commercial real estate. As a result, our real estate-related investments have been impacted to some degree by the same factors impacting our real estate investments.

As of December 31, 2009, we had real estate loans receivable with a principal value of $209.5 million and a carrying value of $130.8 million, all of which are fixed rate and mature in 2017.

Impact on Our Financing Activities

In light of the risks associated with projected declines of operating cash flows on our properties and the current underwriting environment for commercial real estate mortgages, we may have difficulty refinancing some of our mortgage notes at maturity or may not be able to refinance our obligations at terms as favorable as the terms of our existing indebtedness. As of December 31, 2009, we had debt obligations in the aggregate principal amount of $126.7 million. Short-term variable rate loans, representing $32.8 million of our total debt, mature within the next year, and a long-term fixed rate loan, representing the remaining $93.9 million of our total debt, matures in 2014. We intend to extend or refinance these mortgage loans upon their initial maturity dates.

Liquidity and Capital Resources

Our principal demand for funds during the short and long-term is and will be for the acquisition of properties, loans and other real estate-related investments; the payment of operating expenses, capital expenditures and general and administrative expenses; payments under debt obligations; and payments of distributions to stockholders. To date, we have had four primary sources of capital for meeting our cash requirements:

•	Proceeds from this offering;

•	Proceeds from common stock issued under our dividend reinvestment plan;

•	Debt financings; and

•	Cash flow generated by our real estate operations and real estate–related investments.

From June 2008 through December 2009, we raised significant funds through the issuance of common stock in this offering. The proceeds from the issuance of common stock, net of organization and offering costs and selling commissions and dealer manager fees, were primarily used to acquire real estate and real estate-related investments. Proceeds from our dividend reinvestment plan were primarily used to fund redemptions of shares under our share redemption program and capital expenditures on our real estate investments. We anticipate receiving additional proceeds from the issuance of common stock and intend to continue making real estate and real estate-related investments using the proceeds from this offering and debt financing. In addition, on February 26, 2010, we entered into a $64.6 million secured credit facility that will further enhance our liquidity.

We intend to refinance mortgage debt expiring in the near future with new, longer term mortgage financing. We also intend to continue to pay monthly distributions to our shareholders primarily from cash flows from operations. Timing differences arise between when we raise capital and when we acquire investments. Accordingly, we have and may continue to utilize short-term debt financing through the use of our credit facility to cover cash shortfalls related to distributions.

Our investments in real estate generate cash flow in the form of rental revenues and tenant reimbursements, which are reduced by operating expenditures, debt service payments and corporate general and administrative expenses. Cash flow from operations from real estate investments is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates on our leases, the collectibility of rent and operating recoveries from our tenants and how well we manage our expenditures. As of December 31, 2009, our real estate portfolio was 98% leased and our bad debt reserve was less than 1% of annualized base rent. As of December 31, 2009, we had no tenants with rent balances outstanding for over 90 days. Our real estate-related investments generate cash flow in the form of interest income, which is reduced by loan servicing fees. Cash flows from operations from our real estate-related investments is primarily dependent on the operating performance of the underlying collateral and the borrower’s ability to make their debt service payments. As of December 31, 2009, the borrowers under our real estate loans receivable were all current.

For the year ended December 31, 2009, our cash needs for acquisitions, capital expenditures and payment of debt obligations were met with the proceeds from this offering, including our dividend reinvestment plan. Operating cash needs during the same period were met through cash flow generated by our real estate and real estate-related investments. We made distributions to our stockholders during the year ended December 31, 2009 using a combination of cumulative cash flows from operations and debt financing. We believe that our cash on hand, proceeds from this offering, cash flow from operations, availability under our credit facility and anticipated financing activities are sufficient to meet our liquidity needs for the foreseeable future.

Cash Flows from Operating Activities

We commenced real estate operations with the acquisition of our first real estate investment on July 30, 2008. As of December 31, 2009, we owned five real estate properties and two real estate loans receivable. During the year ended December 31, 2009, net cash provided by operating activities was $29.9 million, compared to $4.9 million during the year ended December 31, 2008. Net cash from operations increased in 2009 primarily as a result of owning investments acquired in 2008 for an entire year as well as acquisitions of real estate and real estate-related investments in 2009. We expect that our cash flows from operating activities will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Cash Flows from Investing Activities

Our cash used in investing activities will depend on how quickly we raise funds in this offering and how quickly we invest those funds. During the year ended December 31, 2009, net cash used in investing activities was $181.7 million consisting primarily of $112.2 million used for the acquisition of one real estate investment and $67.6 million cash used for the acquisition of one real estate loan receivable.

Cash Flows from Financing Activities

Our cash flows from financing activities consist primarily of proceeds from this offering, debt financings and distributions paid to our stockholders. During the year ended December 31, 2009, net cash provided by financing activities was $369.0 million and consisted of the following:

•	$533.0 million of cash provided by offering proceeds related to this offering, net of payments of commissions, dealer manager fees and other organization and offering expenses of $61.5 million;

•	$16.6 million of net cash distributions, after giving effect to dividends reinvested by stockholders of $21.3 million;

•	$1.9 million of cash used for redemptions of common stock; and

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$145.5 million of net cash used in debt and other financings as a result of principal payments on notes payable of $160.3 million and payments of deferred financing costs of $0.7 million, partially offset by proceeds from notes payable of $15.5 million.

Contractual Commitments and Contingencies

In order to execute our investment strategy, we primarily utilize secured debt, and, to the extent available, may in the future utilize unsecured debt, to finance a portion of our investment portfolio; however, given the current debt market environment, we may elect to forego the use of debt on some or all of our future real estate acquisitions. Management remains vigilant in monitoring the risks inherent with the use of debt in our portfolio and is taking actions to ensure that these risks, including refinance and interest rate risks, are properly balanced with the benefit of using leverage. We may elect to obtain financing subsequent to the acquisition date on future real estate acquisitions and initially acquire investments without debt financing. Once we have fully invested the proceeds of this offering, we expect our debt financing to be between 50% and 65% of the cost of our tangible assets (before deducting depreciation or other noncash reserves). Our charter limits our borrowings to 75% of the cost (before deducting depreciation or other noncash reserves) of our tangible assets; however, we may exceed that limit if the majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. During the early stages of this offering, and to the extent financing in excess of this limit is available at attractive terms, the conflicts committee may approve debt in excess of this limit. From time to time, our debt financing may be below 50% of the cost of our tangible assets due to the lack of availability of debt financing or repayment of debt. As of December 31, 2009, our borrowings were approximately 13% of both the cost (before depreciation or other noncash reserves) and book value (before depreciation) of our tangible assets.

In addition to using our capital resources for investing purposes and meeting our debt obligations, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and dealer manager fees and payments to the dealer manager and our advisor for reimbursement of certain organization and other offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and organization and other offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of real estate and real estate-related investments, the management of our assets and costs incurred by our advisor in providing services to us. The advisory agreement is in effect through May 21, 2010 and has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and our conflicts committee.

The following is a summary of our contractual obligations as of December 31, 2009 (in thousands):

	Total	Payments Due During the Years Ending December 31,
Contractual Obligations		2010	2011-2012	2013-2014	Thereafter
Outstanding debt obligations (1)	$126,660	$32,810	$—	$93,850	$—
Interest payments on outstanding debt obligations (2)	$23,796	$5,668	$11,074	$7,054	$—

(1) Amounts include principal payments only.

(2) Projected interest payments are based on the outstanding principal amounts and interest rates in effect at December 31, 2009 (consisting of the contractual interest rate and the effect of interest rate floors). We incurred interest expense of $9.2 million, excluding amortization of deferred financing costs totaling $1.0 million, during the year ended December 31, 2009.

Results of Operations

Our results of operations for the years ended December 31, 2009 and 2008 are not indicative of those expected in future periods as we broke escrow in this offering on June 24, 2008 and as of December 31, 2009 had not yet met our capital raise or investment goals. We have not yet invested all of the proceeds from this offering received to date and expect to continue to raise additional capital and make future acquisitions, which would have a significant impact on our future results of operations. We commenced real estate operations on July 30, 2008 in connection with the acquisition of our first investment. We acquired four real estate properties and one real loan receivable during the year ended December 31, 2008 and acquired one real estate property, one real estate loan receivable and an investment in CMBS during the year ended December 31, 2009. During the year ended December 31, 2009, we subsequently disposed of our interest in the CMBS investment. As of December 31, 2009, we owned four office properties, one office/flex property and two real estate loans receivable. Therefore, our results of operations for year ended December 31, 2009 are not directly comparable to the year ended December 31, 2008. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Rental income and tenant reimbursements increased from $14.1 million for the year ended December 31, 2008 to $58.3 million for the year ended December 31, 2009, primarily as a result of the growth in our real estate portfolio and holding the properties acquired in 2008 for an entire year. We expect rental income and tenant reimbursements to increase in future periods as a result of anticipated future acquisitions of real estate.

Interest income from our real estate loans receivable, recognized using the interest method, increased from $21,000 for the year ended December 31, 2008 to $16.9 million for the year ended December 31, 2009, primarily as a result of the growth in our real estate loans receivable portfolio and holding the loan acquired on December 31, 2008 for an entire year. Interest income included $5.2 million and $6,000 in accretion of purchase price discounts, net of amortization of closing costs, for the years ended December 31, 2009 and 2008, respectively. We expect interest income to increase in future periods as a result of anticipated future acquisitions of real estate-related investments.

Interest income from real estate securities totaled $0.1 million for the year ended December 31, 2009 and relates to the floating rate CMBS we purchased on August 3, 2009. On November 16, 2009, we disposed of this investment and as a result, we recognized a gain of $0.1 million.

Property operating costs increased from $3.3 million for the year ended December 31, 2008 to $12.3 million for the year ended December 31, 2009. Real estate taxes and insurance increased from $0.9 million for the year ended December 31, 2008 to $4.5 million for the year ended December 31, 2009. The increase in property operating costs, real estate taxes and insurance was due to the growth in our real estate portfolio and holding the properties acquired in 2008 for an entire year. We expect these amounts to increase in future periods as a result of anticipated future acquisitions of real estate.

Asset management fees with respect to our real estate and real estate-related investments increased from $0.9 million for the year ended December 31, 2008 to $4.5 million for the year ended December 31, 2009, as a result of the growth in our real estate and real estate-related investment portfolio and the amount of time we held these investments in 2009 as compared to 2008. All asset management fees incurred as of December 31, 2008 and 2009 have been paid. We expect asset management fees to increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Real estate acquisition fees and expenses were $1.5 million for year ended December 31, 2009 and relate to the acquisition of one real estate property. Prior to January 1, 2009, expenses and fees related to the acquisition of real estate were capitalized.

General and administrative expenses increased from $0.8 million for the year ended December 31, 2008 to $2.7 million for the year ended December 31, 2009. These general and administrative costs consisted primarily of insurance premiums and professional fees. We expect general and administrative costs to increase in future periods as we acquire additional real estate and real estate-related investments but to decrease as a percentage of total revenue.

Depreciation and amortization expenses increased from $7.0 million for the year ended December 31, 2008 to $28.1 million for the year ended December 31, 2009, primarily due to the growth in our real estate portfolio and holding the properties acquired in 2008 for an entire year. We expect these amounts to increase in future periods as a result of anticipated future acquisitions of real estate.

Interest expense increased from $4.3 million for the year ended December 31, 2008 to $10.2 million for the year ended December 31, 2009. Included in interest expense is the amortization of deferred financing costs of $0.5 million for the year ended December 31, 2008 and $1.0 million for the year ended December 31, 2009. The increase in interest expense is due to the increase in average principal outstanding during the year ended December 31, 2009 compared to the year ended December 31, 2008. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the amount of proceeds raised in this offering, the availability and cost of debt financing, and the opportunity to acquire real estate and real estate-related investments meeting our investment objectives.

Other interest income was $0.6 million for the years ended December 31, 2008 and 2009 and consisted of interest earned on our cash and cash equivalent accounts. Average interest rates earned on our cash and cash equivalent accounts decreased from the year ended December 31, 2008 to December 31, 2009. The decrease in interest rates was offset by the increase in our average cash balance during the same periods. Other interest income in future periods will vary based on the interest rates earned on our cash and cash equivalent accounts and the level of cash on hand, which will depend in part on how quickly we raise funds in this offering and how quickly we invest those funds.

Organization and Offering Costs

Our organization and offering costs (other than selling commissions and dealer manager fees) may be paid by our advisor, the dealer manager or their affiliates on our behalf. Other offering costs include all expenses to be incurred by us in connection with this offering. Organization costs include all expenses incurred by us in connection with our formation, including but not limited to legal fees and other costs to incorporate. Organization costs are expensed as incurred and offering costs, which include selling commissions and dealer manager fees, are charged as incurred as a reduction to stockholders’ equity.

Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse our advisor, the dealer manager or their affiliates, as applicable, for organization and other offering costs paid by them on our behalf; however, our advisor is obligated to reimburse us to the extent selling commissions, dealer manager fees and organization and other offering costs incurred by us exceed 15% of gross proceeds from this offering. As of December 31, 2009, selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds. Through December 31, 2009, including shares issued through our dividend reinvestment plan, we had issued 93,347,044 shares in the offering for gross offering proceeds of $929.9 million and recorded organization and other offering costs of $12.0 million and selling commissions and dealer manager fees of $84.0 million.

Funds from Operations

We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of an equity REIT. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and among other REITs. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We compute FFO in accordance with the current NAREIT definition. Our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the years ended December 31, 2009 and 2008, respectively (in thousands):

	For the Years Ended December 31,
	2009	2008
Net income (loss)	$12,419	$(2,582)
Add:
Depreciation of real estate assets	9,919	2,315
Amortization of lease-related costs	18,186	4,659
Less:
Gain on sale of real estate securities	(119)	—

FFO	$40,405	$4,392

Set forth below is additional information related to certain items included in net income (loss) above, which may be helpful in assessing our operating results. Please see the accompanying consolidated statements of cash flows for details of our operating, investing, and financing cash activities.

Significant Items Included in Net Income (Loss):

•	Revenues in excess of actual cash received as a result of straight-line rent of $2.2 million for the year ended December 31, 2009 and $0.6 million for the year ended December 31, 2008;

•

Revenues in excess of actual cash received as a result of amortization of above-market/below-market in-place leases of $5.7 million for the year ended December 31, 2009 and $1.7 million for the year ended December 31, 2008;

•	Interest income from the accretion of discounts on real estate loans receivable and real estate securities, net of amortization of closing costs, of $5.3 million for the year ended December 31, 2009;

•

Interest expense from the amortization of deferred financing costs related to notes payable of approximately $1.0 million for the year ended December 31, 2009 and approximately $0.5 million for the year ended December 31, 2008; and

•

Acquisition fees and expenses related to the purchase of real estate of approximately $1.5 million for the year ended December 31, 2009. Prior to January 1, 2009, acquisition fees and expenses related to the purchase of real estate were capitalized.

Operating cash flow and FFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements and deferred leasing costs.

Distributions

During our offering stage, when we may raise capital in this offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations or FFO, in which case distributions may be paid in part from debt financing. Distributions declared, distributions paid and cash flows from operations were as follows during 2009 (in thousands, except per share amounts):

Period	Distributions Declared (1)	Distributions Declared Per Share (1) (2)	Distributions Paid (3)			Cash Flows From Operations
			Cash	Reinvested	Total
First Quarter 2009	$6,117	$0.160	$2,258	$3,089	$5,347	$3,427
Second Quarter 2009	9,160	0.162	3,541	4,649	8,190	8,172
Third Quarter 2009	11,877	0.164	4,935	6,193	11,128	6,616
Fourth Quarter 2009	14,118	0.164	5,886	7,329	13,215	11,722

	$41,272	$0.650	$16,620	$21,260	$37,880	$29,937

(1) Distributions for the period from January 1, 2009 through December 31, 2009 are based on daily record dates and calculated at a rate of $0.00178082 per share per day.

(2) Assumes share was issued and outstanding each day during the periods presented.

(3) Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 15 days following month end.

For the year ended December 31, 2009, we paid aggregate distributions of $37.9 million, including $16.6 million of distributions paid in cash and $21.3 million of distributions reinvested through our dividend reinvestment plan. FFO for the year ended December 31, 2009 was $40.4 million and cash flow from operations was $29.9 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $29.9 million of current period operating cash flows, $2.8 million of operating cash reserves from prior periods and $5.2 million of debt financing. See the reconciliation of FFO to net income (loss) above.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operations and FFO (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under investments we make in mortgage, mezzanine and other loans). However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors. Those factors include: the future operating performance of our investments in the existing real estate and financial environment; our ability to identify investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; the ability of our borrowers and their sponsors to continue to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on our variable rate debt obligations; and the level of participation in our dividend reinvestment plan. In the event our FFO and/or cash flow from operations decrease in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed FFO and/or cash flow from operations.

Critical Accounting Policies

Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Revenue Recognition

We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and record amounts expected to be received in later years as deferred rent. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

During the years ended December 31, 2009 and 2008, we recognized deferred rent from tenants of $2.2 million and $0.6 million, respectively. As of December 31, 2009 and 2008, the cumulative deferred rent balance was $2.8 million and $0.6 million, respectively, and is included in rents and other receivables on the accompanying balance sheets. We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

We make estimates of the collectibility of our tenant receivables related to base rents, including straight-line rent, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments. During the year ended December 31, 2009, we reduced our bad debt reserve and recorded a net recovery of bad debt related to our tenant receivables of $5,000. We did not record any bad debt expense related to our deferred rent receivables during the year ended December 31, 2009.

Interest income on our real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. We will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status.

We recognize interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the interest method. During the year ended December 31, 2009, we acquired and disposed of a AAA-rated CMBS. We recognized $0.1 million of interest income related to this security and recognized a gain on sale of $0.1 million during the year ended December 31, 2009.

We recognize interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which requires us to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows are recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities requires significant judgment, which may have a significant impact on the timing of revenue recognized on these investments.

We recognize interest income on our cash and cash equivalents as it is earned and record such amounts as other interest income.

Real Estate

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases

These assessments have a direct impact on our net income, because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of these investments.

Real Estate Acquisition Valuation

We record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. Prior to January 1, 2009, real estate acquired in a business combination, consisting of land, buildings and improvements, was recorded at cost. We allocated the cost of tangible assets, identifiable intangibles and assumed liabilities (consisting of above and below-market leases and tenant origination and absorption costs) acquired in a business combination based on their estimated fair values. Beginning January 1, 2009, all assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values, acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. In addition, changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recorded to income tax expense. During the year ended December 31, 2009, we acquired one real estate asset in a business combination and expensed $1.5 million of acquisition costs.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

Impairment of Real Estate and Related Intangible Assets and Liabilities

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. We did not record any impairment loss on our real estate and related intangible assets and liabilities during the years ended December 31, 2009 and 2008.

Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.

Real Estate Loans Receivable

Our real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan.

As of December 31, 2009, there was no loan loss reserve and we did not record any impairment losses related to the real estate loans receivable during the year ended December 31, 2009. However, in the future, we may experience losses from our investments in loans receivable requiring us to record loan loss reserves. Realized losses on individual loans could be material and significantly exceed any recorded reserves.

The reserve for loan losses is a valuation allowance that reflects our estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is adjusted through “Provision for loan losses” in our consolidated statements of operations and is decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.

The asset-specific reserve component relates to reserves for losses on loans considered impaired. We consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. We also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of our loan in satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of an impaired loan are lower than the carrying value of that loan.

The portfolio-based reserve component covers the pool of loans that do not have asset-specific reserves. A provision for loan losses is recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will incur a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans are derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, we assign estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, our willingness and ability to step in as owner in the event of default, and other pertinent factors.

Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we utilize quoted market prices from an independent third-party source to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).

We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

Income Taxes

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT.

We have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. Neither we nor our subsidiaries have been assessed interest or penalties by any major tax jurisdictions. Our evaluations were performed for the tax years ending December 31, 2009, 2008, and 2007. As of December 31, 2009, returns for the calendar years 2007 and 2008 remain subject to examination by major tax jurisdictions.

Prior Performance Summary

In January 2006, our sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS REIT I. In addition to our offering, they are currently sponsoring the initial public offerings of KBS REIT III and KBS Strategic Opportunity REIT and, together with Legacy Partners Residential Realty LLC and certain of its affiliates, they are sponsoring KBS Legacy Partners Apartment REIT. As described below, KBS REIT I acquired, and KBS REIT III is targeting to acquire, a portfolio of commercial properties and real estate-related investments. KBS Strategic Opportunity REIT is targeting to acquire a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments, including some direct investments in opportunistic real estate. KBS Legacy Partners Apartment REIT is targeting to acquire a diverse portfolio of equity investments in high quality apartment communities. Our advisor, KBS Capital Advisors, is the external advisor to KBS REIT I, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.1 billion of equity from institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I and the private real estate funds sponsored by KBS investment advisors as of the 10 years ending December 31, 2009. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this supplement. As of the date of this supplement, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT have not broken escrow in their respective offerings, acquired any investments or commenced significant operations, and KBS REIT III is in registration with the SEC and has not yet commenced its initial public offering.

For additional information about the funds discussed in this section, see the Prior Performance Tables included herein. These six tables present information with respect to (i) the experience of our sponsors in raising and investing funds, (ii) the compensation paid by prior funds to the sponsor and its affiliates, (iii) the operating results of prior funds, (iv) results of completed funds, (v) sales or disposals of properties by prior funds, and (vi) acquisitions of properties by prior funds. We will provide a copy of these tables to you upon written request and without charge.

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2009, KBS REIT I had accepted gross offering proceeds of $1.8 billion, including $129.5 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2009, KBS REIT I had 42,316 stockholders. Of the amount raised pursuant to its dividend reinvestment plan, $51.3 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008 and KBS REIT I continues to offer shares under its dividend reinvestment plan.

As of December 31, 2009, KBS REIT I owned 23 office buildings, one light industrial property, three corporate research properties, two distribution facilities, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/ flex portfolio consisting of four properties and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 13.25 years with respect to another industrial property (by “institutional quality” we mean properties with certain features (tenancy, location, construction quality, management, functionality, etc.) and benefits that help distinguish them as desirable investments to relatively risk adverse high net worth entities). At December 31, 2009, the portfolio was approximately 90% leased. In addition, as of December 31, 2009, KBS REIT I owned seven mezzanine real estate loans, two B-notes, a partial ownership interest in a mezzanine real estate loan, a partial ownership interest in a senior mortgage loan, two loans representing senior subordinated debt of a private REIT and four mortgage loans. KBS REIT I also holds two investments in securities directly or indirectly backed by commercial mortgage loans and a preferred membership in a real estate joint venture. KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments as of December 31, 2009, including $34.5 million in acquisition fees and closing costs. As of December 31, 2009, KBS REIT I had used the net proceeds from its initial public offering for real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively.

KBS REIT I has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT I has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified the portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage backed securities and other similar structured finance investments. With proceeds from its initial public offering and debt financing (as a percentage of its total investments), the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

With proceeds from its initial public offering and debt financing, as a percentage of the amount invested (based on purchase price), KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 35% in 22 office properties, 29% in 42 industrial properties and a master lease in another industrial property, 26% in interests in 12 mezzanine loans, 5% in interests in six mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments were made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 40% in 26 properties and a master lease in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 15% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

During the three years ending December 31, 2009, KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 20 office properties, 39 industrial properties and a master lease in another industrial property, 11 mezzanine loans, six mortgage loans, two loans representing subordinated debt of a private REIT, two investments in securities directly or indirectly backed by commercial mortgage loans and two B-notes. The geographic locations of properties acquired by KBS REIT I during the three years ending December 31, 2009 were as follows (including its investments through a consolidated joint venture): 25 properties and a master lease in another property in the East; 19 properties in the South; nine properties in the West; and six properties in the Midwest. KBS REIT I funded these investments with a combination of proceeds from its initial public offering and debt financing. For more detailed information regarding acquisitions by KBS REIT I as of December 31, 2009, see Table VI of the Prior Performance Tables in this supplement.

As described in more detail below, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments and KBS REIT I taking title to properties underlying investments in loans that became impaired.

KBS REIT I had not sold any properties or other investments as of December 31, 2009. KBS REIT I intends to hold real estate investments for an extended period, typically four to seven years for real properties, and intends to hold its real estate-related investments to maturity. In November 2007, the borrowers under a mezzanine loan in which KBS REIT I held a $21 million interest paid off the loan in full, including a spread maintenance premium.

KBS REIT I’s primary public offering was subject to the up-front commissions, fees and expenses associated with this offering and KBS REIT I has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III of the Prior Performance Tables in this supplement.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT I does not list its shares of common stock on a national securities exchange by November 2012, its charter requires that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached November 2012, none of the actions described in (i) or (ii) above have occurred.

However, KBS REIT I has disclosed that due to the continuing impact of the disruptions in the financial markets on the values of KBS REIT I’s investments, it is increasingly likely that KBS REIT I will postpone such a liquidity event in order to improve the prospects for investors to have their capital returned and to realize a profit on their investment, likely through sales of individual or pooled assets.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT I’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to a limited number of assets.

On a quarterly basis, KBS REIT I evaluates its real estate securities for impairment. KBS REIT I reviews the projected future cash flows under these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on KBS REIT I’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated and the present value of the revised cash flows is less than the present value previously estimated, an other-than-temporary impairment is deemed to have occurred. KBS REIT I recognized an other-than-temporary impairment related to its real estate securities of $5.1 million for the year ended December 31, 2009 and a $50.1 million impairment related to its real estate securities for the year ended December 31, 2008. Of the $50.1 million impairment recognized in 2008, $18.2 million related to the full impairment of its floating rate securities and $31.9 million related to its fixed rate securities. The impairment recognized in 2009 related solely to its fixed rate securities, which were acquired in June 2008. Continued stress in the economy in general and the CMBS market in particular could result in additional other-than-temporary impairments on the fixed rate securities in the future.

With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when it becomes probable, based on current information, that it will be unable to collect all amounts estimated to be collected at the time of acquisition. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to (i) the present value of the expected cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral. During the year ended December 31, 2008, KBS REIT I recorded an impairment charge for the full amount of its $50 million subordinated debt investment in Petra Fund REIT Corp. In addition, KBS REIT I recorded a provision for portfolio-based loan losses of $54.0 million related to its investment in the remaining real estate loans receivable. As of December 31, 2009, the total reserve for loan losses was $110.5 million and consisted of $86.5 million of asset-specific reserves on impaired real estate loans receivable with an amortized cost basis of $125.3 million and $24.0 million of portfolio-based reserves on non-impaired real estate loans receivable with an amortized cost basis of $651.0 million. As of December 31, 2009, impaired real estate loans receivable with an amortized cost basis of $152.3 million are on nonaccrual status. The asset-specific reserves relate to the following impaired loans: the Tribeca Mezzanine Loans, the 200 Professional Drive Mortgage, the 2600 Michelson Mezzanine Loan, the Sandmar Mezzanine Loan, and the subordinated debt investment in Petra Fund REIT Corp. KBS REIT I increased its loan loss reserve by $178.8 million during the year ended December 31, 2009. The portfolio-based loan loss reserve provides for probable losses estimated to have occurred on the pool of loans that do not have asset-specific reserves. Although KBS REIT I does not know which specific loans within the pool will ultimately result in losses, KBS REIT I believes it is probable that it will realize losses on the pool. For the year ended December 31, 2009, the change in loan loss reserves was comprised of $208.8 million, calculated on an asset-specific basis, partially offset by a reduction of $30.0 million to the portfolio-based reserve. During the year ended December 31, 2009, KBS REIT I also charged-off $172.2 million of reserves for loan losses related to the Arden Mezzanine Loans and the 18301 Von Karman Loans. With respect to the Arden Portfolio Mezzanine Loans, on July 8, 2009, KBS REIT I released the borrowers under the mezzanine loans from liability and received preferred membership interests in a joint venture that indirectly owns the properties that had served as collateral for the loans. Because the borrower under the Von Karman Loans did not have sufficient debt service reserves to meet its future debt service obligations, KBS REIT I received a deed-in-lieu of foreclosure and gained control of the property underlying the loans on October 6, 2009.

In the future, especially given the current market instability, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

As a result of the above factors, reductions in benchmark interest rates and their resulting impact on interest income on KBS REIT I’s variable-rate loans receivable and the general impact of current economic conditions on rental rates, occupancy rates and property cash flows, on June 4, 2009, the KBS REIT I board of directors declared a July 2009 distribution at an annualized rate of 5.25% (based on a purchase price of $10.00 per share in its initial public offering) with the expectation that projected operating cash flows would be sufficient to cover the new dividend rate. The prior annualized distribution rate was 7% (based on a purchase price of $10.00 per share in its initial public offering). These and other factors could result in further decreases in the distribution rate in future periods.

In February 2009, the Financial Industry Regulatory Authority (“FINRA”) issued FINRA Regulatory Notice 09-09 to broker-dealers that sell the shares of non-traded REITs. This notice confirms that the National Association of Securities Dealers (“NASD”) Conduct Rule 2340(c)(2) prohibits these broker-dealers from using an estimated value per share developed from data that is more than 18 months old, which in effect requires non-traded REITs to provide broker-dealers with an estimated value per share of their common stock within 18 months of the completion of their offering stage.

In response to FINRA Regulatory Notice 09-09, on November 20, 2009, the Board of Directors of KBS REIT I approved an estimated value per share of the common stock of KBS REIT I of $7.17 based on the estimated value of KBS REIT I’s assets less the estimated value of its liabilities divided by the number of shares outstanding, all as of September 30, 2009. KBS REIT I provided this estimated value per share (i) to assist broker-dealers that participated in its initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340(c)(2) as required by FINRA and (ii) to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports. The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors. As with any valuation methodology, KBS Capital Advisors’ methodology was based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could have derived a different estimated value per share, and such differences could be significant. The estimated value per share did not represent the fair value according to generally accepted accounting principles of KBS REIT I’s assets less its liabilities, nor did it represent a liquidation value of KBS REIT I’s assets and liabilities or the price at which KBS REIT I’s shares of common stock would trade on a national securities exchange as of September 30, 2009. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future.

Due to the level of share redemption requests already received in 2009 and the amounts KBS REIT I had budgeted from net proceeds from the dividend reinvestment plan for capital expenditures, tenant improvement costs and other funding obligations, on March 25, 2009, KBS REIT I amended and restated its share redemption program. Pursuant to the amended and restated share redemption program, and in addition to the other limitations in the plan, KBS REIT I will limit ordinary redemptions to the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year less amounts it deems necessary from such proceeds to fund current and future capital expenditures, tenant improvements and other costs and obligations related to its investments. Based on its budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence, KBS REIT I disclosed it would not have funds available for redemption for the remainder of 2009. On December 28, 2009, based on its 2010 budgeted expenditures, KBS REIT I disclosed it does not expect to have funds available for redemption in 2010, except with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence. The KBS REIT I board of directors will revisit its determination if circumstances change during the year.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of this supplement. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS Strategic Opportunity REIT

KBS Strategic Opportunity REIT commenced its public offering on November 20, 2009. As of the date of this supplement, KBS Strategic Opportunity REIT has not broken escrow in its offering or acquired any assets. The KBS Strategic Opportunity REIT prospectus discloses that the program may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT does not list its shares of common stock on a national securities exchange by July 31, 2019, its charter requires that KBS Strategic Opportunity REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached July 31, 2019, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Strategic Opportunity REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT charter would not require KBS Strategic Opportunity REIT to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

KBS Legacy Partners Apartment REIT

KBS Legacy Partners Apartment REIT commenced its public offering on March 12, 2010. As of the date of this supplement, KBS Legacy Partners Apartment REIT has not broken escrow in its offering or acquired any assets. The KBS Legacy Partners Apartment REIT prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Legacy Partners Apartment REIT does not list its shares of common stock on a national securities exchange by January 31, 2020, its charter requires that KBS Legacy Partners Apartment REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached January 31, 2020, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Legacy Partners Apartment REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Legacy Partners Apartment REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Legacy Partners Apartment REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Legacy Partners Apartment REIT charter would not require KBS Legacy Partners Apartment REIT to list or liquidate, and the company could continue to operate as before. If KBS Legacy Partners Apartment REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Legacy Partners Apartment REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

KBS REIT III

KBS REIT III is currently in registration with the SEC and has not yet commenced its public offering. The KBS REIT III prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS REIT III does not list its shares of common stock on a national securities exchange by a date that will be specified in its amended and restated charter (and which will be determined prior to commencement of its offering), its charter will require that KBS REIT III either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. None of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS REIT III were to determine that liquidation is not then in the best interests of its stockholders, KBS REIT III’s charter will require that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT III sought and failed to obtain stockholder approval of its liquidation, the KBS REIT III charter would not require KBS REIT III to list or liquidate, and the company could continue to operate as before. If KBS REIT III sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS REIT III’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Private Programs

During the 10-year period ending December 31, 2009, KBS investment advisors managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 used private REITs to structure the ownership of some of their investments.

Nine of the 14 private real estate funds managed by KBS investment advisors raised approximately $390.5 million of equity capital from 16 institutional investors during the 10-year period ending December 31, 2009. The institutional investors investing in the private funds include public and corporate pension funds, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables in this supplement. During this 10-year period, five of the 14 private funds managed by KBS investment advisors did not raise any capital as they had completed their respective offering stages and two other private funds did not buy any new assets but raised capital only for on-going capital expenditure requirements.

During the 10-year period ending December 31, 2009, KBS investment advisors acquired 29 real estate investments and invested over $717 million in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the seven private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these seven private funds.

Each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 have or had (five of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. The chart below shows amount invested (based on purchase price) by property type, during the ten-year period ending December 31, 2009, by KBS investment advisors on behalf of the private funds.

KBS Investment Advisors – Private Programs

Capital Invested by Property Type

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ending December 31, 2009. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States.

KBS Investment Advisors – Private Programs

Capital Invested by Region

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

During the three years ending December 31, 2009, KBS investment advisors have invested in the following assets on behalf of the private funds: five office properties and one industrial property. The geographic locations of the properties acquired by these private funds during the three years ending December 31, 2009 were as follows: three properties in the South, one property in the West and two properties in the East. Debt financing was used in acquiring four of these properties. For more detailed information regarding acquisitions by the private funds in the three years ending December 31, 2009, see Table VI of the Prior Performance Tables in this supplement.

As stated above, during the 10-year period ending December 31, 2009, KBS investment advisors have invested over $717 million (including equity, debt and reinvestment of income and sales proceeds) for its clients through seven private funds. Of the properties acquired during the 10-year period ending December 31, 2009, KBS investment advisors had sold seven properties on behalf of these seven private funds, which represents 24% of all properties these seven private funds had acquired during this period. These seven funds also sold 24 properties during the 10-year period ending December 31, 2009 that had been acquired before January 1, 2000. During the 10-year period ending December 31, 2009, KBS investment advisors sold another 220 properties on behalf of the seven funds that had acquired properties prior to January 1, 2000. KBS investment advisors continue to actively manage the unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees, (ii) acquisition fees and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

For more information regarding the fees paid to KBS affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in this supplement. Only one of the private funds represented in Table II, which we refer to as Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2009. Two of the 10 private funds in Table II, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets, and both of these funds are in their liquidation stage. The incentive fees for the remaining eight private funds represented in Table II, which we refer to as Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the private funds. Two of the private funds with back-end fees based on participation interests (Commingled Account 12/96 and Separate Account 10/97) are in their liquidation stage.

Adverse changes in general economic conditions have occasionally affected the performance of the private funds. For example, in the mid-1990s, in an effort to take advantage of what the KBS investment advisors believed was attractive, discounted portfolio pricing, five of the private funds invested in real estate portfolios in the Southwest, primarily in Arizona and Texas. These portfolios were composed principally of smaller Class B buildings. The recession, beginning around 1999, resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in the funds investing additional capital to cover the costs of re letting the properties. The private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. The five private funds that made such investments were Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99, Separate Account 10/97 and Separate Account 12/98. Also in the late 1990s, three private funds, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 12/98, made investments in real estate located in the Northeast, primarily in Massachusetts. At that time, this area had a high concentration of tenants that were technology companies. While the private funds did not have a significant number of technology companies as their tenants, the collapse of the dot-com market did result in a significant amount of office-building space being returned to the marketplace, increasing vacancy rates and substantially lowering market rents. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. The area’s higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition. These adverse market conditions reduced the distributions made by these private funds and may cause the total returns to investors to be lower than they otherwise would. Separate Account 12/98 is still in its operating stage. The other four funds (Commingled Account 12/96, Separate Account 10/97, Commingled Account 6/98 and Commingled Account 6/99) are currently in their liquidation stage. However, the reduction in availability of financing and the recent deterioration of general economic conditions has led to a more difficult environment for selling properties and other real estate assets. As a result, over the past 12 months, our prior programs that are liquidating their assets have needed more time to sell their assets than they have historically required.

For more information regarding the operating results of the private funds sponsored by KBS investment advisors, information regarding the results of the completed funds and information regarding the sales or disposals of properties by these private funds, please see Tables III, IV and V of the Prior Performance Tables in this supplement.

Experts

The consolidated balance sheets of KBS Real Estate Investment Trust II, Inc. as of December 31, 2009 and 2008, the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008 and the accompanying financial statement schedules, appearing in this supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND PRIOR PERFORMANCE TABLES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

KBS Real Estate Investment Trust II, Inc.

We have audited the accompanying consolidated balance sheets of KBS Real Estate Investment Trust II, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedule in Item 15(a), Schedule III-Real Estate Assets and Accumulated Depreciation and Amortization. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KBS Real Estate Investment Trust II, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Irvine, California

March 23, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2009	2008
Assets
Real estate:
Land	$60,607	$35,307
Buildings and improvements	447,953	379,076
Tenant origination and absorption costs	66,867	46,396

Total real estate, cost	575,427	460,779
Less accumulated depreciation and amortization	(34,059)	(6,436)

Total real estate, net	541,368	454,343
Real estate loans receivable, net	130,801	58,152

Total real estate and real estate-related investments, net	672,169	512,495
Cash and cash equivalents	273,821	56,609
Rents and other receivables, net	3,893	2,250
Above-market leases, net	2,303	248
Deferred financing costs, prepaid expenses and other assets	1,682	1,260

Total assets	$953,868	$572,862

Liabilities and stockholders’ equity
Notes payable	$126,660	$271,446
Accounts payable and accrued liabilities	2,664	3,253
Due to affiliates	206	413
Distributions payable	5,013	1,621
Below-market leases, net	19,664	22,364
Other liabilities	3,839	1,460

Total liabilities	158,046	300,557

Commitments and contingencies (Note 13)
Redeemable common stock	21,260	1,921
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 93,167,161 and 31,515,364 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	932	315
Additional paid-in capital	810,006	277,592
Cumulative distributions and net losses	(36,376)	(7,523)

Total stockholders’ equity	774,562	270,384

Total liabilities and stockholders’ equity	$953,868	$572,862

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2009	2008
Revenues:
Rental income	$49,548	$11,898
Tenant reimbursements	8,762	2,166
Interest income from real estate loans receivable	16,885	21
Interest income from real estate securities	128	—
Other operating income	64	2

Total revenues	75,387	14,087

Expenses:
Operating, maintenance, and management	12,265	3,335
Real estate taxes and insurance	4,515	937
Asset management fees to affiliate	4,482	857
Real estate acquisition fees and expenses	1,524	—
General and administrative expenses	2,678	810
Depreciation and amortization	28,105	6,974
Interest expense	10,164	4,345

Total expenses	63,733	17,258

Other income:
Other interest income	646	589
Gain on sale of real estate securities	119	—

Total other income	765	589

Net income (loss)	12,419	(2,582)

Net income (loss) per common share, basic and diluted	$0.20	$(0.33)

Weighted-average number of common shares outstanding, basic and diluted	63,494,969	7,926,366

Distributions declared per common share	$0.650	$0.263

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Common Stock		Additional Paid-in	Cumulative Distributions and	Total Stockholders’
	Shares	Amounts	Capital	Net Income (Loss)	Equity
Balance, December 31, 2007	20,000	$1	$199	$—	$200
Issuance of common stock	31,495,364	314	313,903	—	314,217
Transfers to redeemable common stock	—	—	(1,921)	—	(1,921)
Distributions declared	—	—	—	(4,941)	(4,941)
Commissions on stock sales and related dealer manager fees	—	—	(29,084)	—	(29,084)
Other offering costs	—	—	(5,505)	—	(5,505)
Net loss	—	—	—	(2,582)	(2,582)

Balance, December 31, 2008	31,515,364	315	277,592	(7,523)	270,384
Issuance of common stock	61,851,680	619	615,081	—	615,700
Redemptions of common stock	(199,883)	(2)	(1,919)	—	(1,921)
Transfers to redeemable common stock	—	—	(19,339)	—	(19,339)
Distributions declared	—	—	—	(41,272)	(41,272)
Commissions on stock sales and related dealer manager fees	—	—	(54,913)	—	(54,913)
Other offering costs	—	—	(6,496)	—	(6,496)
Net income	—	—	—	12,419	12,419

Balance, December 31, 2009	93,167,161	$932	$810,006	$(36,376)	$774,562

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$12,419	$(2,582)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,105	6,974
Noncash interest income on real estate-related investments	(5,304)	(6)
Deferred rent	(2,187)	(596)
Allowance for doubtful accounts	(5)	19
Amortization of above- and below-market leases, net	(5,683)	(1,666)
Amortization of deferred financing costs	996	541
Gain on sale of real estate securities	(119)	—
Changes in operating assets and liabilities:
Rents and other receivables	549	(1,673)
Prepaid expenses and other assets	(973)	(724)
Accounts payable and accrued liabilities	(240)	3,124
Other liabilities	2,379	1,459

Net cash provided by operating activities	29,937	4,870

Cash Flows from Investing Activities:
Acquisitions of real estate	(112,174)	(437,434)
Additions to real estate	(2,172)	(100)
Investment in real estate loans receivable	(67,611)	(58,001)
Investments in real estate securities	(3,958)	—
Sales of real estate securities	4,198	—

Net cash used in investing activities	(181,717)	(495,535)

Cash Flows from Financing Activities:
Proceeds from notes payable	15,540	271,446
Principal payments on notes payable	(160,326)	—
Payments of deferred financing costs	(650)	(1,077)
Proceeds from issuance of common stock	594,440	312,295
Payments to redeem common stock	(1,921)	—
Payments of commissions on stock sales and related dealer manager fees	(54,911)	(29,084)
Payments of other offering costs	(6,560)	(5,108)
Distributions paid to common stockholders	(16,620)	(1,398)

Net cash provided by financing activities	368,992	547,074

Net increase in cash and cash equivalents	217,212	56,409
Cash and cash equivalents, beginning of period	56,609	200

Cash and cash equivalents, end of period	$273,821	$56,609

Supplemental Disclosure of Cash Flow Information:
Interest paid	$9,654	$2,881

Supplemental Disclosure of Noncash Transactions:
Increase in distributions payable	$3,392	$1,621

Distributions paid to common stockholders through common stock issuances pursuant to the dividend reinvestment plan	$21,260	$1,921

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

1.	ORGANIZATION

KBS Real Estate Investment Trust II, Inc. (the “Company”) was formed on July 12, 2007 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2008. The Company conducts its business primarily through KBS Limited Partnership II, a Delaware limited partnership formed on August 23, 2007 (the “Operating Partnership”), and its subsidiaries. The Company is the sole general partner of and directly owns a 0.1% partnership interest in the Operating Partnership. The Company’s wholly-owned subsidiary, KBS REIT Holdings II LLC, a Delaware limited liability company formed on August 23, 2007 (“KBS REIT Holdings II”), owns the remaining 99.9% partnership interest in the Operating Partnership and is its sole limited partner.

The Company intends to invest in a diverse portfolio of real estate and real estate-related investments. As of December 31, 2009, the Company owned five real estate properties (consisting of four office properties and one office/flex property) and two real estate loans.

Subject to certain restrictions and limitations, the business of the Company is managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement the Company entered into with the Advisor on May 21, 2009 (the “Advisory Agreement”). The Advisory Agreement may be renewed for an unlimited number of one-year periods upon the mutual consent of the Advisor and the Company. Either party may terminate the Advisory Agreement upon 60 days’ written notice. The Advisor owns 20,000 shares of the Company’s common stock.

On September 27, 2007, the Company filed a registration statement on Form S—11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of 280,000,000 shares of common stock for sale to the public (the “Offering”), of which 200,000,000 shares were registered in the Company’s primary offering and 80,000,000 shares were registered under the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on April 22, 2008. Also on April 22, 2008, the Company retained KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Offering. The Dealer Manager is responsible for marketing the Company’s shares in the Offering pursuant to a dealer manager agreement (the “Dealer Manager Agreement”). The Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate and real estate-related investments.

As of December 31, 2009, the Company had sold 93,347,044 shares of common stock in the Offering for gross offering proceeds of $929.9 million, including 2,440,176 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $23.2 million. Also as of December 31, 2009, the Company had redeemed 199,883 of the shares sold in the Offering for $1.9 million.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, KBS REIT Holdings II, the Operating Partnership, and their direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Effective September 15, 2009, the Accounting Standards Codification (“ASC”) was established as the single source of authoritative nongovernmental GAAP. Prior to the issuance of the ASC, all GAAP pronouncements were issued in separate topical pronouncements in the form of statements, staff positions or Emerging Issues Task Force Abstracts, and were referred to as such. While the ASC does not change GAAP, it introduces a new structure and supersedes all previously issued non-SEC accounting and reporting standards. In addition to the ASC, the Company is still required to follow SEC rules and regulations relating to the preparation of financial statements. The Company’s accounting policies are consistent with the guidance set forth in the ASC.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Reclassifications

Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Revenue Recognition

The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

During the years ended December 31, 2009 and 2008, the Company recognized deferred rent from tenants of $2.2 million and $0.6 million, respectively. As of December 31, 2009 and 2008, the cumulative deferred rent balance was $2.8 million and $0.6 million, respectively, and is included in rents and other receivables on the accompanying balance sheets. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

The Company makes estimates of the collectibility of its tenant receivables related to base rents, including straight-line rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments. During the year ended December 31, 2009, the Company reduced its bad debt reserve and recorded a net recovery of bad debt related to its tenant receivables of $5,000. The Company did not record any bad debt expense related to its deferred rent receivables during the year ended December 31, 2009.

Interest income on the Company’s real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status.

The Company recognizes interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the interest method. During the year ended December 31, 2009, the Company acquired and disposed of a AAA-rated CMBS. The Company recognized $0.1 million of interest income related to this security and recognized a gain on sale of $0.1 million during the year ended December 31, 2009.

The Company recognizes interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which requires the Company to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows are recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities requires significant judgment, which may have a significant impact on the timing of revenue recognized on these investments.

The Company recognizes interest income on its cash and cash equivalents as it is earned and classifies such amounts as other interest income.

Real Estate

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Real Estate Acquisition Valuation

The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. Prior to January 1, 2009, real estate acquired in a business combination, consisting of land, buildings and improvements, was recorded at cost. The Company allocated the cost of tangible assets, identifiable intangibles and assumed liabilities (consisting of above and below-market leases and tenant origination and absorption costs) acquired in a business combination based on their estimated fair values. Beginning January 1, 2009, all assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values, acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. In addition, changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recorded to income tax expense. During the year ended December 31, 2009, the Company acquired one real estate asset in a business combination and expensed $1.5 million of acquisition costs.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.

Impairment of Real Estate and Related Intangible Assets and Liabilities

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. The Company did not record any impairment loss on its real estate and related intangible assets and liabilities during the years ended December 31, 2009 and 2008.

Real Estate Loans Receivable

The Company’s real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan.

As of December 31, 2009, there was no loan loss reserve and the Company did not record any impairment losses related to the real estate loans receivable during the year ended December 31, 2009. However, in the future, the Company may experience losses from its investments in loans receivable requiring the Company to record loan loss reserves. Realized losses on individual loans could be material and significantly exceed any recorded reserves.

The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is adjusted through “Provision for loan losses” on the Company’s consolidated statements of operations and is decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.

The asset-specific reserve component relates to reserves for losses on loans considered impaired. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of an impaired loan are lower than the carrying value of that loan.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

The portfolio-based reserve component covers the pool of loans that do not have asset-specific reserves. A provision for loan losses is recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will incur a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans are derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, the Company’s management assigns estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, the Company’s willingness and ability to step in as owner in the event of default, and other pertinent factors.

Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.

Cash and Cash Equivalents

The Company considers all short-term (with an original maturity of three months or less), highly-liquid investments utilized as part of the Company’s cash-management activities to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

The Company’s cash and cash equivalents balance exceeds federally insurable limits as of December 31, 2009. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts. The Company has a corporate banking relationship with Wells Fargo Bank, N.A. in which it deposits all funds. There are no restrictions on the use of the Company’s cash as of December 31, 2009 and 2008.

Deferred Financing Costs

Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financings that do not close are expensed in the period in which it is determined that the financing will not close. As of December 31, 2009 and 2008, the Company’s deferred financing costs were $0.2 million and $0.5 million, respectively, net of amortization.

Fair Value Measurements

Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).

The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Redeemable Common Stock

The Company has adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances.

There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or “determination of incompetence” (as defined under the share redemption program), the Company may not redeem shares until the stockholder has held his or her shares for one year.

•

During each calendar year, the share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•

The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to the program, the Company will initially redeem shares as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least three years;

•	The lower of $10.00 or 100% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least four years; and

•

Notwithstanding the above, until the Company establishes an estimated value per share, the redemption price for shares being redeemed upon a stockholder’s death, “qualifying disability” or “determination of incompetence” will be the amount paid to acquire the shares from the Company.

Once the Company establishes an estimated value per share of common stock, the redemption price per share for all stockholders will be equal to the estimated value per share, as determined by the Advisor or another firm chosen for that purpose. The Advisor has indicated that it intends to use the most recent price paid to acquire a share in the Offering (ignoring purchase price discounts for certain categories of purchasers) or follow-on public offerings as its estimated value per share until the Company has completed its offering stage. The Company will consider its offering stage complete when the Company is no longer publicly offering equity securities – whether through the Offering or follow-on public offerings – and has not done so for 18 months. “Public equity offering” for this purpose does not include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership.

The Company’s board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to its stockholders. The Company may provide this notice by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to its stockholders.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

The Company records amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. However, since the amounts that can be redeemed in future periods are determinable and only contingent on an event that is likely to occur (e.g., the passage of time), the Company presents the net proceeds from the current year dividend reinvestment plan as redeemable common stock in the accompanying consolidated balance sheets.

The Company classifies financial instruments that represent a mandatory obligation of the Company to redeem shares as liabilities. The Company’s redeemable common shares may become mandatorily redeemable at the option of the holder. When the Company determines it has a mandatory obligation to redeem shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

The Company limits the dollar value of shares that may be redeemed under the program as described above. During the year ended December 31, 2009, the Company redeemed $1.9 million of common stock. Based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2009, the Company has $21.3 million available for redemption in 2010.

Related Party Transactions

Pursuant to the Advisory Agreement and Dealer Manager Agreement, the Company is obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Offering, the investment of funds in real estate and real estate-related investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is also obligated to reimburse the Advisor and Dealer Manager for organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, and the Company is obligated to reimburse the Advisor for acquisition and origination expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement.

The Company records all related party fees as incurred, subject to any limitations described in the Advisory Agreement. The Company had not incurred any disposition fees, subordinated participation in net cash flows, or subordinated incentive listing fees during the year ended December 31, 2009.

Selling Commissions and Dealer Manager Fees

The Company pays the Dealer Manager up to 6% and 3.5% of the gross offering proceeds from the primary offering as selling commissions and dealer manager fees, respectively. A reduced sales commission and dealer manager fee is paid with respect to certain volume discount sales. No sales commission or dealer manager fee is paid on shares issued through the dividend reinvestment plan. The Dealer Manager reallows 100% of sales commissions earned to participating broker-dealers. The Dealer Manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and, in special cases, the Dealer Manager may increase the reallowance.

Organization and Offering Costs

Organization and offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. Other offering costs include all expenses to be incurred by the Company in connection with the Offering. Organization costs include all expenses to be incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and other offering costs paid by them on behalf of the Company, provided that the Advisor would be obligated to reimburse the Company to the extent selling commissions, dealer manager fees and organization and other offering costs incurred by the Company in the Offering exceed 15% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent selling commissions, dealer manager fees and organization and other offering costs incurred by the Company do not exceed 15% of the gross proceeds of the Offering. As of December 31, 2009, the Company’s selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds. Through December 31, 2009, including shares issued through the Company’s dividend reinvestment plan, the Company had issued 93,347,044 shares in the Offering for gross offering proceeds of $929.9 million and recorded organization and other offering costs of $12.0 million and selling commissions and dealer manager fees of $84.0 million. Organization costs are expensed as incurred and offering costs, which include selling commissions and dealer manager fees, are charged as incurred as a reduction to stockholders’ equity.

Acquisition and Origination Fees

The Company pays the Advisor an acquisition fee equal to 0.75% of the cost of investments acquired, including acquisition expenses and any debt attributable to such investments. With respect to investments in and originations of loans, the Company pays an origination fee equal to 1% of the amount funded by the Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any expenses related to such investments and any debt the Company uses to fund the acquisition or origination of these loans. The Company does not pay an acquisition fee with respect to such loans.

Asset Management Fee

With respect to investments in real estate, the Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, inclusive of acquisition fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.

With respect to investments in loans and any investments other than real estate, the Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition or origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation.

Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ending December 31, 2009, 2008, and 2007. As of December 31, 2009, returns for the calendar years 2007 and 2008 remain subject to examination by major tax jurisdictions.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Per Share Data

Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2009 and 2008.

Distributions declared per common share assumes each share was issued and outstanding each day during the year ended December 31, 2009. For the year ended December 31, 2009, distributions were based on daily record dates and calculated at a rate of $0.00178082 per share per day. Each day during the period from January 1, 2009 through December 31, 2009 was a record date for distributions.

Distributions for the period from July 16, 2008 through August 15, 2008 were based on daily record dates and calculated at a rate of $0.00054795 per share per day. Distributions for the period from August 16, 2008 through December 31, 2008 were based on daily record dates and calculated at a rate of $0.00178082 per share per day. No day during the period from January 1, 2008 through July 15, 2008 was a record date for distributions.

Industry Segments

The Company’s segments are based on the Company’s method of internal reporting which classifies its operations by investment type: real estate and real estate-related. For financial data by segment, see Note 10, “Segment Information.”

Square Footage, Occupancy and Other Measures

Square footage, occupancy and other measures used to describe real estate and real estate-related investments included in the Notes to Consolidated Financial Statements are presented on an unaudited basis.

Recently Issued Accounting Standards Updates

In May 2009, the FASB issued ASC Topic 855, Subsequent Events (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This ASC also requires public entities to evaluate subsequent events through the date that the financial statements are issued. ASC 855 is effective for interim periods and fiscal years ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09. ASU No. 2010-09 amends ASC 855 and eliminates the requirement to disclose the date through which subsequent events have been evaluated for SEC filers. ASU No. 2010-09 is effective upon issuance. The adoption of ASC 855 and ASU No. 2010-09 did not have a material impact on the Company’s consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

3.	RECENT ACQUISITIONS OF REAL ESTATE

During the year ended December 31, 2009, the Company acquired the following property (in thousands):

Property Name Location of Property	Acquisition Date	Land	Building and Improvements	Intangibles			Total Purchase Price
				Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
Willow Oaks Corporate Center Fairfax, VA	08/26/2009	$25,300	$67,016	$20,786	$2,226	$(3,154)	$112,174

The intangible assets and liabilities acquired in connection with the Willow Oaks Corporate Center acquisition have weighted-average amortization periods as of the date of acquisition as follows (in years):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
Willow Oaks Corporate Center	5.5	9.0	5.5

For the year ended December 31, 2009, the Company recognized $6.0 million of total revenues from this property.

4.	REAL ESTATE

As of December 31, 2009, the Company’s real estate portfolio was composed of four office properties and one office/flex property encompassing 2.0 million rentable square feet and was 98% leased. The following table provides summary information regarding the properties owned by the Company as of December 31, 2009 (in thousands):

Property	Date Acquired	City	State	Property Type	Total Real Estate at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net
Mountain View Corporate Center	07/30/2008	Basking Ridge	NJ	Office	$31,003	$(2,295)	$28,708

Campus Drive Buildings
100 & 200 Campus Drive Buildings	09/09/2008	Florham Park	NJ	Office	199,195	(15,802)	183,393
300-600 Campus Drive Buildings	10/10/2008	Florham Park	NJ	Office	195,986	(11,634)	184,352

Total Campus Drive Buildings					395,181	(27,436)	367,745

350 E. Plumeria Building	12/18/2008	San Jose	CA	Office/Flex	36,121	(1,169)	34,952

Willow Oaks Corporate Center	08/26/2009	Fairfax	VA	Office	113,122	(3,159)	109,963

					$575,427	$(34,059)	$541,368

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Operating Leases

The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2009, the leases have remaining terms of up to 9.5 years with a weighted-average remaining term of 4.6 years. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit and/or a letter of credit. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $0.8 million and $0.6 million as of December 31, 2009 and 2008, respectively.

As of December 31, 2009, the future minimum rental income from the Company’s properties under non-cancelable operating leases is as follows (in thousands):

2010	$49,323
2011	45,455
2012	42,488
2013	36,029
2014	32,389
Thereafter	50,706

$256,390

As of December 31, 2009, the Company’s highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Manufacturing	3	$9,549	18%
Finance	11	9,182	17%
Computer Systems Design & Programming	4	7,616	14%
Legal Services	3	6,442	12%
Other Professional Services	6	6,132	11%

		$38,921	72%

(1) Annualized base rent represents annualized contractual base rental income, adjusted to straight-line any contractual rent increases or decreases from the lease’s inception through the balance of the lease term.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time. As of December 31, 2009, the Company has a bad debt reserve of approximately $12,000, which represents less than 1 % of annualized base rent. As of December 31, 2009, the Company has no tenants with rent balances outstanding over 90 days.

As of December 31, 2009, the Company had a concentration of credit risk related to the following tenant lease that represents more than 10% of the Company’s annualized base rent:

Tenant	Property	Tenant Industry	Net Rentable Sq. Ft.		Annualized Base Rent Statistics			Lease Expiration (2)
			Square Feet	% of Portfolio	Annualized Base Rent (1) (in thousands)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Square Feet
BASF Americas Corporation	100 & 200 Campus Drive Buildings	Manufacturing	199,024	10.1%	$6,415	11.8%	$32.23	11/30/2016

			199,024	10.1%	$6,415	11.8%	$32.23

(1) Annualized base rent represents annualized contractual base rental income, adjusted to straight-line any contractual rent increases or decreases from the lease’s inception through the balance of the lease term.

(2) Represents the expiration date of the lease at December 31, 2009 and does not take into account any tenant renewal options.

5.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS AND BELOW-MARKET LEASE LIABILITIES

As of December 31, 2009 and 2008, the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities (excluding fully amortized assets and liabilities and accumulated amortization) are as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	2009	2008	2009	2008	2009	2008
Cost	$66,867	$46,396	$2,499	$273	$26,888	$23,835
Accumulated Amortization	(15,869)	(3,043)	(196)	(25)	(7,224)	(1,471)

Net Amount	$50,998	$43,353	$2,303	$248	$19,664	$22,364

Increases (decreases) in net income as a result of amortization of the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities for the years ended December 31, 2009 and 2008 are as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	For the Year Ended December 31,		For the Year Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008	2009	2008
Amortization	$(13,141)	$(3,484)	$(170)	$(26)	$5,853	$1,692

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

The remaining unamortized balance for these outstanding intangible assets and liabilities as of December 31, 2009 will be amortized for the years ending December 31 as follows:

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
2010	$(13,351)	$(337)	$4,989
2011	(10,115)	(323)	3,340
2012	(8,679)	(313)	3,044
2013	(6,496)	(228)	2,859
2014	(5,551)	(221)	2,608
Thereafter	(6,806)	(881)	2,824

	$(50,998)	$(2,303)	$19,664

Weighted-Average Remaining Amortization Period	5.2 years	8.2 years	5.4 years

6.	REAL ESTATE LOANS RECEIVABLE

As of December 31, 2009 and 2008, the Company, through wholly owned subsidiaries, had invested in real estate loans receivable as follows (dollars in thousands):

Loan Name Location of Related Property or Collateral	Date Acquired	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2009 (1)	Book Value as of December 31, 2009 (2)	Book Value as of December 31, 2008 (2)	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date (3)
Northern Trust Building A-Note San Diego, California	12/31/2008	Office	A-Note	$94,500	$60,535	$58,152	5.60%	13.0%	10/01/2017
One Liberty Plaza Notes (4) New York, New York	02/11/2009	Office	Mortgage	115,000	70,266	—	6.14%	15.0%	08/06/2017

				$209,500	$130,801	$58,152

(1) Outstanding principal balance as of December 31, 2009 represents original principal balance outstanding under the loan, increased for any subsequent fundings and reduced for any principal paydowns.

(2) Book value of real estate loans receivable represents outstanding principal balance adjusted for unamortized acquisition discounts, origination fees, and direct origination and acquisition costs.

(3) Contractual interest rates are the stated interest rates on the face of the loans. Annualized effective interest rates are calculated as the actual interest income recognized in 2009, using the interest method, divided by the average amortized cost basis of the investment. The annualized effective interest rates and contractual interest rates presented are for the year ended December 31, 2009. Maturity dates are as of December 31, 2009.

(4) Monthly installments on the One Liberty Plaza Notes are interest only until August 2011. For the final six years on the notes, principal on the loan amortizes on a 30-year amortization schedule, with the remaining principal balance due at maturity.

The following summarizes the activity related to the real estate loans receivable for the year ended December 31, 2009:

Real estate loan receivable - December 31, 2008	$58,152
Face value of real estate loan receivable acquired	115,000
Discount on purchase of real estate loan receivable	(48,300)
Accretion of discounts on purchased real estate loans receivable	5,275
Closing costs on purchase of real estate loan receivable	766
Amortization of closing costs on purchased real estate loans receivable	(92)

Real estate loans receivable - December 31, 2009	$130,801

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

For the years ended December 31, 2009 and 2008, interest income from real estate loans receivable consists of the following (in thousands):

	For the Year Ended December 31,
	2009	2008
Contractual interest income	$11,702	$15
Accretion of purchase discounts	5,275	6
Amortization of closing costs on purchases	(92)	—

Interest income from real estate loans receivable	$16,885	$21

As of December 31, 2009 and 2008, interest receivable from real estate loans receivable was $1.0 million and $0.5 million, respectively, and was included in rents and other receivables.

7.	NOTES PAYABLE

As of December 31, 2009 and 2008, the Company’s notes payable, all of which are interest-only loans during the terms of the loans with principal payable upon maturity, consist of the following (dollars in thousands):

	Principal as of December 31, 2009	Principal as of December 31, 2008	Contractual Interest Rate as of December 31, 2009 (1)	Interest Rate at December 31, 2009 (1)	Maturity Date (2)
Mountain View Corporate Center Mortgage Loan (3)	$—	$12,270	(3)	(3)	(3)

Portfolio Mortgage Loan (4) (5)	27,810	—	LIBOR + 3.75% (6)	4.10%	01/30/2010

Campus Drive Buildings
100 & 200 Campus Drive Buildings
100 & 200 Campus Drive Mortgage Loan (7)	5,000	89,800	One-month LIBOR + 3.75%	3.98%	03/09/2010
100 & 200 Campus Drive Mezzanine Loan (8)	—	28,526	(8)	(8)	(8)

Total 100 & 200 Campus Drive Buildings	5,000	118,326

300-600 Campus Drive Buildings
300-600 Campus Drive Mortgage Loan	93,850	93,850	5.90%	5.90%	04/10/2014
300-600 Campus Drive Mezzanine Loan (8)	—	47,000	(8)	(8)	(8)

Total 300-600 Campus Drive Buildings	93,850	140,850

	$126,660	$271,446

(1) Contractual interest rate as of December 31, 2009 represents the interest rate in effect under the loan as of December 31, 2009. Interest rate at December 31, 2009 is calculated as the actual interest rate in effect at December 31, 2009 (consisting of the contractual interest rate and the effect of contractual floor rates), using interest rate indices at December 31, 2009, where applicable.

(2) Represents the initial maturity date or the maturity date as extended as of December 31, 2009; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.

(3) During the year ended December 31, 2009, the Company modified the terms of the loan. As part of the modification, the loan is cross-defaulted and cross-collateralized with another property and represented under Portfolio Mortgage Loan. See footnote (4) below.

(4) Represents a portfolio of two separate loans. The individual deeds of trust and mortgages on the respective properties securing the loans are cross-defaulted and cross-collateralized. At inception, this loan provided the Company with the ability to draw up to $4.0 million for general cash management purposes and as of December 31, 2009, the Company had drawn the entire $4.0 million.

(5) Subsequent to December 31, 2009, the Company extended the maturity date of this loan to March 30, 2010. The Company is currently negotiating a long-term refinancing of this loan.

(6) The interest rate under this loan is calculated at a variable rate of 375 basis points over one-month LIBOR, but at no point shall the interest rate be less than 4.10%.

(7) Subsequent to December 31, 2009, this loan was refinanced. See Note 14, “Subsequent Events - Investments and Financings Subsequent to December 31, 2009 - Subsequent Financings.”

(8) During the year ended December 31, 2009, the Company repaid in full the principal and accrued interest on this loan.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

During the years ended December 31, 2009 and 2008, the Company incurred $10.2 million and $4.3 million, respectively, of interest expense. Of this amount, $0.4 million and $0.9 million were payable at December 31, 2009 and 2008, respectively. Included in interest expense for the years ended December 31, 2009 and 2008 were $1.0 million and $0.5 million, respectively, of amortization of deferred financing costs.

The following is a schedule of maturities for all notes payable outstanding as of December 31, 2009 (in thousands):

2010	$32,810
2011	—
2012	—
2013	—
2014	93,850

$126,660

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and whose markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments whose markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. See Note 2, “Summary of Significant Accounting Policies.” The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

Cash and cash equivalents, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.

Real estate loans receivable: These instruments are presented in the accompanying consolidated balance sheets at their amortized cost net of recorded loan loss reserves and not at fair value. The fair values of real estate loans receivable were estimated using an internal valuation model that considered the expected cash flows for the loans, underlying collateral values (for collateral-dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements.

Notes Payable: The fair value of the Company’s notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements.

The following are the carrying amounts and fair values of the Company’s financial instruments as of December 31, 2009 and 2008, whose carrying amounts do not approximate their fair value:

	December 31, 2009 (in thousands)			December 31, 2008 (in thousands)
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial assets:
Real estate loans receivable	$209,500	$130,801	$174,387	$94,500	$58,152	$58,152
Financial liabilities:
Notes payable	126,660	126,660	125,285	271,446	271,446	265,928

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company at December 31, 2009 and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.

At December 31, 2009, the Company held the following asset measured at fair value on a non-recurring basis (in thousands):

	Total	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment in real estate	$112,174	$—	$—	$112,174

	$112,174	$—	$—	$112,174

9.	RELATED PARTY TRANSACTIONS

The Company has entered into an Advisory Agreement with the Advisor and a Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering, the investment of funds in real estate and real estate-related investments and the management of those investments, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company (as discussed in Note 2, “Summary of Significant Accounting Policies”) and certain costs incurred by the Advisor in providing services to the Company. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust I, Inc., KBS Real Estate Investment Trust III, Inc., KBS Strategic Opportunity REIT, Inc. and KBS Legacy Partners Apartment REIT, Inc. During the years ended December 31, 2009 and 2008, no transactions occurred between the Company and these entities.

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the years ended December 31, 2009 and 2008, respectively, and any related amounts payable as of December 31, 2009 and 2008 (in thousands):

	Incurred		Payable as of
	2009	2008	2009	2008
Expensed
Asset management fees (1)	$4,482	$857	$—	$—
Reimbursement of operating expenses	44	182	—	—
Acquisition fees	846	—	—	—

Additional Paid-in Capital
Selling commissions	34,108	18,152	—	—
Dealer manager fees	20,805	10,932	—	—
Reimbursable other offering costs	2,845	5,362	206	268

Capitalized
Acquisition and origination fees	697	3,832	—	145

	$63,827	$39,317	$206	$413

(1) See Note 2, “Summary of Significant Accounting Polices – Related Party Transactions – Asset Management Fee.”

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

10.	SEGMENT INFORMATION

The Company presently operates in two business segments based on its investment types: real estate and real estate-related. Under the real estate segment, the Company has invested in office and office/flex properties. Under the real estate-related segment, the Company has invested in a mortgage loan, an A-Note and CMBS. During the year ended December 31, 2009, the Company purchased and subsequently sold its investment in CMBS. All revenues earned from the Company’s two operating segments were from external customers and there were no intersegment sales or transfers. The Company does not allocate corporate-level accounts to its operating segments. Corporate-level accounts include corporate general and administrative expenses, non-operating interest income, non-operating interest expense and other corporate-level expenses. The accounting policies of the segments are consistent with those described in Note 2, “Summary of Significant Accounting Policies.”

The Company evaluates the performance of its segments based upon net operating income (“NOI”), which is a non-GAAP supplemental financial measure. The Company defines NOI for its real estate segment as operating revenues (rental income, tenant reimbursements and other operating income) less property and related expenses (property operating expenses, real estate taxes, insurance, asset management fees and provision for bad debt) less interest expense. The Company defines NOI for its real estate-related segment as interest income less loan servicing costs and asset management fees. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income and expenses, depreciation and amortization, and corporate general and administrative expenses. The Company uses NOI to evaluate the operating performance of the Company’s real estate and real estate-related investments and to make decisions about resource allocations. The Company believes that net income is the GAAP measure that is most directly comparable to NOI; however, NOI should not be considered as an alternative to net income as the primary indicator of operating performance as it excludes the items described above. Additionally, NOI as defined above may not be comparable to other REITs or companies as their definitions of NOI may differ from the Company’s definition.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

The following tables summarize total revenues and NOI for each reportable segment for the years ended December 31, 2009 and 2008 and total assets and total liabilities for each reportable segment as of December 31, 2009 and 2008 (in thousands):

	Years Ended December 31,
	2009	2008
Revenues:
Real estate segment	$58,374	$14,066
Real estate-related segment	17,013	21

Total segment revenues	$75,387	$14,087

Interest Expense:
Real estate segment	$9,772	$4,314
Real estate-related segment	—	—

Total segment interest expense	9,772	4,314
Corporate-level	392	31

Total interest expense	$10,164	$4,345

NOI:
Real estate segment	$28,258	$4,626
Real estate-related segment	16,095	18

Total NOI	$44,353	$4,644

	December 31,
	2009	2008
Assets: (1)
Real estate segment	$552,076	$461,043
Real estate-related segment	131,776	58,608

Total segment assets	683,852	519,651
Corporate-level (2)	270,016	53,211

Total assets	$953,868	$572,862

Liabilities:
Real estate segment	$151,923	$298,184
Real estate-related segment	—	4

Total segment liabilities	151,923	298,188
Corporate-level (3)	6,123	2,369

Total liabilities	$158,046	$300,557

(1) The Company had $1.9 million and $0.1 million in additions to long-lived assets in the real estate segment during the years ended December 31, 2009 and 2008, respectively. There are no long-lived assets in the real estate-related segment.

(2) Total corporate-level assets consisted primarily of proceeds from the Offering being held in the form of cash and cash equivalents of approximately $270.0 million and $53.2 million as of December 31, 2009 and 2008, respectively.

(3) As of December 31, 2009 and 2008, corporate-level liabilities consisted primarily of distributions payable.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

The following table reconciles the Company’s net income (loss) to its NOI for the years ended December 31, 2009 and 2008 (in thousands):

	Years Ended December 31,
	2009	2008
Net income (loss)	$12,419	$(2,582)
Other interest income	(646)	(589)
Gain on sale of real estate securities	(119)	—
Real estate acquisition fees and expenses	1,524	—
General and administrative expenses	2,678	810
Depreciation and amortization	28,105	6,974
Corporate-level interest expense	392	31

NOI	$44,353	$4,644

11.	PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2009 and 2008. The Company acquired four properties during the year ended December 31, 2008 and one property during the year ended December 31, 2009, all of which were accounted for as business combinations. The following unaudited pro forma information for the year ended December 31, 2008 has been prepared as if all the property acquisitions during 2008 and 2009 were completed as of January 1, 2008. The following unaudited pro forma information for the year ended December 31, 2009 has been prepared as if the property acquisition during the year ended December 31, 2009 had been completed as of January 1, 2009. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred on these dates, nor do they purport to predict the results of operations for future periods (in thousands, except share and per share amounts).

	For the Year Ended December 31,
	2009	2008
Revenues	$85,920	$68,337

Depreciation and amortization	$31,970	$27,422

Net income (loss)	$14,852	$(3,539)

Net income (loss) per common share, basic and diluted	$0.21	$(0.10)

Weighted-average number of common shares outstanding, basic and diluted	71,617,033	34,729,658

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

12.	QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2009 and 2008 (in thousands, except per share amounts):

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$16,408	$17,436	$19,518	$22,025
Net income	$1,205	$3,863	$2,408	$4,943
Net income per common share, basic and diluted	$0.03	$0.07	$0.03	$0.06
Distributions declared per common share (1)	$0.160	$0.162	$0.164	$0.164

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$—	$—	$2,024	$12,063
Net loss	$(21)	$(104)	$(383)	$(2,074)
Net loss per common share, basic and diluted	$(1.08)	$(1.64)	$(0.05)	$(0.09)
Distributions declared per common share (2)	$—	$—	$0.099	$0.164

(1) Distributions declared per common share assumes each share was issued and outstanding each day during the respective quarterly period from January 1, 2009 through December 31, 2009. Each day during the period from January 1, 2009 through December 31, 2009 was a record date for distributions.

(2) Distributions declared per common share for the third quarter of 2008 assumes each share was issued and outstanding each day during the period from July 16, 2008 through September 30, 2008. Distributions declared per common share for the fourth quarter of 2008 assumes each share was issued and outstanding each day during the fourth quarter. Each day during the period from July 16, 2008 through December 31, 2008 was a record date for distributions.

13.	COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, purchase, and disposition of real estate and real estate-related investments; management of the daily operations of the Company’s real estate and real estate-related investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Concentration of Credit Risk

The Company has two investments in real estate loans receivable, the Northern Trust Building A-Note and the One Liberty Plaza Notes, that, as of and for the year ended December 31, 2009, comprised 6% and 7% of the Company’s total assets, respectively, and provided 10% and 12% of the Company’s revenues, respectively. The borrowers under these loans depend on the cash flows generated by the properties securing these loans to cover the borrowers’ respective periodic debt service obligations. To the extent that these properties do not provide sufficient cash flows to cover debt service obligations, the borrowers would rely on their sponsors to fund the remaining debt service obligations. If the borrowers’ sponsors were to experience a substantial deterioration in financial condition and no longer possessed the ability or intent to fund the borrowers’ debt service shortfalls, the borrowers might default on the loans. Under such a scenario, the Company may incur losses to the extent that the value of the collateral is less than its recorded basis in the note. The Company believes the sponsors of the borrowers under these loans are sufficiently capitalized to fund any of the borrowers’ debt service shortfalls; however, there can be no guarantee that they would do so.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the Company’s financial condition and results of operations as of December 31, 2009.

Legal Matters

From time to time, the Company is party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on its results of operations or financial condition.

14.	SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Status of Offering

The Company commenced its Offering on April 22, 2008. As of March 19, 2010, the Company had sold 103,686,200 shares of common stock in the Offering for gross offering proceeds of $1.0 billion, including 3,321,455 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $31.6 million.

Distributions Paid

On January 15, 2010, the Company paid distributions of $5.0 million, which related to distributions declared for each day in the period from December 1, 2009 through December 31, 2009. On February 12, 2010, the Company paid distributions of $5.2 million, which related to distributions declared for each day in the period from January 1, 2010 through January 31, 2010 and on March 15, 2010, the Company paid distributions of $4.9 million, which related to distributions declared for each day in the period from February 1, 2010 through February 28, 2010.

Distributions Declared

On January 15, 2010, the Company’s board of directors declared distributions based on daily record dates for the period from February 1, 2010 through February 28, 2010, which the Company paid on March 15, 2010, and distributions based on daily record dates for the period from March 1, 2010 through March 31, 2010, which the Company expects to pay in April 2010. On March 19, 2010, the Company’s board of directors declared distributions based on daily record dates for the period from April 1, 2010 through April 30, 2010, which the Company expects to pay in May 2010, and distributions based on daily record dates for the period from May 1, 2010 through May 31, 2010, which the Company expects to pay in June 2010. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share.

Investments and Financings Subsequent to December 31, 2009

Tuscan Inn First Mortgage

On January 21, 2010, the Company, through an indirect wholly owned subsidiary, originated a first mortgage loan in the amount of $20.2 million (the “Tuscan Inn First Mortgage”) from a borrower unaffiliated with the Company or the Advisor. The borrower used the proceeds from the loan to acquire a four-story, 221-room hotel located in San Francisco. The property includes a 68-car parking garage, 1,900 square feet of meeting facilities and a restaurant.

The Tuscan Inn First Mortgage matures on January 21, 2015. The annual effective interest rate of this investment is expected to be 8.5% and the Company receives interest-only payments during the term of the loan. The Tuscan Inn First Mortgage may be prepaid in whole (but not in part) subject to a formula-based yield maintenance premium for the majority of the term of the loan.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Chase Tower First Mortgage

On January 25, 2010, the Company, through an indirect wholly owned subsidiary, originated a first mortgage loan in the amount of $59.2 million (the “Chase Tower First Mortgage”) from a borrower unaffiliated with the Company or the Advisor. The borrower used the proceeds from the loan to acquire a 22-story Class A office tower located in Austin, Texas. The office tower contains 389,503 square feet and at January 1, 2010 was approximately 94% leased.

The Chase Tower First Mortgage matures on February 1, 2015. The annual effective interest rate of this investment is expected to be 8.4% and the Company receives interest-only payments for the first three years, followed by payments calculated using an amortization schedule of 30 years for the balance of the term. The Chase Tower First Mortgage may be prepaid in whole (but not in part) subject to a formula-based yield maintenance premium for the majority of the term of the loan.

Acquisition of Pierre Laclede Center

On February 4, 2010, the Company, through an indirect wholly owned subsidiary, acquired two office buildings containing 579,846 rentable square feet located on approximately 5.1 acres of land in Clayton, Missouri (the “Pierre Laclede Center”). The seller is not affiliated with the Company or the Advisor. The purchase price (net of closing adjustments) of the Pierre Laclede Center was $74.2 million plus closing costs. The Company funded the purchase of the Pierre Laclede Center with proceeds from the Offering, but may later place mortgage debt on the property.

The Pierre Laclede Center is located at 7701 and 7733 Forsyth Boulevard in Clayton, Missouri and consists of two office buildings that were built in 1964 and 1970, respectively. Currently, the Pierre Laclede Center is 95% leased to 64 tenants. None of the tenants in this property represent more than 10% of the Company’s total annualized base rent.

Acquisition of One Main Place

On February 5, 2010, the Company, through an indirect wholly owned subsidiary, acquired a Class A office building containing 315,133 rentable square feet located on approximately 0.9 acres of land in Portland, Oregon (“One Main Place”). The seller is not affiliated with the Company or the Advisor. The purchase price (net of closing adjustments) of One Main Place was $54.4 million plus closing costs. The Company funded the purchase of One Main Place with proceeds from the Offering, but may later place mortgage debt on the property.

One Main Place is located at 101 SW Main Street in Portland, Oregon and was built in 1980. One Main Place is 99% leased to 39 tenants. None of the tenants in this property represent more than 10% of the Company’s total annualized base rent.

Acquisition of Plano Business Park

On March 15, 2010, the Company, through an indirect wholly owned subsidiary, acquired three light industrial buildings containing 283,559 rentable square feet located on approximately 19.9 acres of land in Plano, Texas (the “Plano Business Park”). The seller is not affiliated with the Company or the Advisor. The purchase price of the Plano Business Park was $16.8 million plus closing costs. The Company funded the purchase of the Plano Business Park with proceeds from the Offering, but may later place mortgage debt on the property.

The Plano Business Park is located at 3801, 3901 and 4001 E. Plano Parkway in Plano, Texas and consists of three light industrial buildings that were built in 2001. Currently, the Plano Business Park is 94% leased to 7 tenants. None of the tenants in this property represent more than 10% of the Company’s total annualized base rent.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2009

Purchase Agreement for Hartman II

On March 19, 2010, the Company, through an indirect wholly owned subsidiary, entered into a purchase agreement to purchase an industrial building containing 261,799 rentable square feet located on approximately 23.3-acres of land in Austell, Georgia (“Hartman II”). The seller is not affiliated with the Company or the Advisor. The purchase price of Hartman II is approximately $10.8 million plus closing costs. Pursuant to the purchase agreement, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit $0.3 million of earnest money. Hartman II is 100% leased to Nexen Tire America, Inc.

100 & 200 Campus Drive Financing

On February 26, 2010, the Company obtained a four-year mortgage loan with TD Bank, N.A. and US Bank National Association (collectively, the “Lenders”) for $64.6 million secured by 100 & 200 Campus Drive Buildings (the “100 & 200 Campus Drive Mortgage Loan”). As of February 26, 2010, $20.0 million had been disbursed to the Company with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement. The 100 & 200 Campus Drive Mortgage Loan matures on February 26, 2014, with an option to extend the maturity date to February 26, 2015, subject to certain conditions. The 100 & 200 Campus Drive Mortgage Loan bears interest at a floating rate of 325 basis points over one-month LIBOR and monthly payments are interest only with the entire principal balance due at maturity, assuming no prior prepayment. The Company has entered into interest rate swap agreements with the Lenders on the initial $20.0 million funded, which effectively fix the interest rate at approximately 5.55% through the initial term of the loan. The Company will be required to enter future interest rate swap agreements if the amount drawn on the loan and not subject to a swap is equal or greater than $10.0 million. The 100 & 200 Campus Drive Mortgage Loan may be prepaid in whole or in part at any time without penalty, subject to certain conditions.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION

December 31, 2009

(in thousands)

Description	Location	Ownership Percent	Encumbrances	Initial Cost to Company			Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried at Close of Period			Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
				Land	Building and Improvements (1)	Total		Land	Building and Improvements (1)	Total (2)
Mountain View Corporate Center	Basking Ridge, NJ	100%	$13,500	$3,600	$27,138	$30,738	$265	$3,600	$27,403	$31,003	$2,295	2001	07/30/2008

Campus Drive Buildings
100 & 200 Campus Drive Buildings	Florham Park, NJ	100%	5,000	10,700	188,509	199,209	908	10,700	188,495	199,195	15,802	1988/1989	09/09/2008
300-600 Campus Drive Buildings	Florham Park, NJ	100%	93,850	9,717	185,445	195,162	824	9,717	186,269	195,986	11,634	1997/1999	10/10/2008

Total Campus Drive Buildings			98,850	20,417	373,954	394,371	1,732	20,417	374,764	395,181	27,436

350 E. Plumeria Building	San Jose, CA	100%	14,310	11,290	24,819	36,109	12	11,290	24,831	36,121	1,169	1984/2008	12/18/2008

Willow Oaks Corporate Center	Fairfax, VA	100%	—	25,300	87,802	113,102	20	25,300	87,822	113,122	3,159	1986/1989/2003	08/26/2009

		TOTAL	$126,660	$60,607	$513,713	$574,320	$2,029	$60,607	$514,820	$575,427	$34,059

(1) Building and improvements include tenant origination and absorption costs.

(2) The aggregate cost of real estate for federal income tax purposes was $551.0 million as of December 31, 2009.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION (CONTINUED)

December 31, 2009

(in thousands)

	2009	2008
Real estate:
Balance at the beginning of the year	$460,779	$—
Acquisitions	113,102	461,218
Improvements	1,929	100
Write-off of fully depreciated and fully amortized assets	(383)	(539)

Balance at the end of the year	$575,427	$460,779

Accumulated depreciation:
Balance at the beginning of the year	$6,436	$—
Depreciation expense	28,006	6,974
Write-off of fully depreciated and fully amortized assets	(383)	(538)

Balance at the end of the year	$34,059	$6,436

PRIOR PERFORMANCE TABLES

As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc.

In January 2006, our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I, and they are currently sponsoring the initial public offering of KBS Strategic Opportunity REIT, Inc., which we refer to as KBS Strategic Opportunity REIT. Together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsors are also sponsoring another public real estate investment trust, KBS Legacy Partners Apartment REIT, Inc. We refer to KBS Legacy Partners Apartment REIT, Inc. as KBS Legacy Partners Apartment REIT. Our sponsors have also filed a registration statement for the initial public offering of KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III. As of the date of this filing, KBS REIT III’s initial public offering is in registration with the SEC. Our advisor, KBS Capital Advisors LLC, is also the external advisor to KBS REIT I, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS REIT III. KBS REIT I launched its initial public offering on January 27, 2006 and ceased offering shares in its primary offering on May 30, 2008. KBS Strategic Opportunity REIT launched its initial public offering on November 20, 2009 and KBS Legacy Partners Apartment REIT launched its initial public offering on March 12, 2010. As of the date of this filing, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT have not broken escrow in their offerings.

Since 1992, two of our sponsors, Messrs. Bren and Schreiber, have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.1 billion of equity from institutional investors (as of December 31, 2009). Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

During the 10-year period ending December 31, 2009, KBS investment advisors have managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 used private REITs to structure the ownership of some of their investments.

KBS REIT I and each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 have or had (five of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, both real estate and real estate-related investments involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT I and each of the private funds have focused upon acquiring a diverse portfolio of real estate investments. The KBS investment advisors of the private funds typically diversified the portfolios of the funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor focused on the acquisition of core real estate assets. Based on purchase price, KBS REIT I acquired approximately 65% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 35% real estate-related investments, including mortgage loans, mezzanine debt, mortgage-backed securities and other similar structured finance investments. Like KBS REIT I, we will seek to diversify our assets by investment risk by making investments in core properties and real estate-related assets. We intend to allocate between 60% and 70% of our portfolio to investments in core properties and between 30% and 40% of our portfolio to mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies.

The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I and the private real estate funds sponsored by KBS investment advisors. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The following tables are included herein:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs;

•	Table IV – Results of Completed Programs;

•	Table V – Sales or Disposals of Properties; and

•	Table VI – Acquisitions of Properties by Programs.

The information in these tables should be read together with the summary information under “Prior Performance Summary” included in this supplement.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our sponsors and KBS investment advisors in raising and investing funds for programs that have had offerings close during the three years ended December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied. Each of the programs presented have investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for each program.

	SEPARATE ACCOUNT 5/06	SEPARATE ACCOUNT 10/06	SEPARATE ACCOUNT 01/07	KBS REIT I
Dollar amount offered	$50,012,000	$47,974,000	$81,790,000	$2,000,000,000

Dollar amount raised	$50,012,000	$47,974,000	$81,790,000	$1,703,298,000

Percentage amount raised	100.0%	100.0%	100.0%	85.2%

Percentage available for investment before offering expenses and reserves	100.0%	100.0%	100.0%	100.0%

Less offering expenses:

Selling commissions and dealer manager fees	-	-	-	9.1%

Organizational and offering expenses	-	-	-	1.0%

Reserves	-	-	-	-

Percentage available for investment after offering expenses and reserves	100.0%	100.0%	100.0%	89.9%

Acquisition costs:

Prepaid items and fees related to purchase of property	-	-	-	-

Purchase price (cash down payment) (1)	253.5%	239.1%	145.7%	176.2%

Acquisition fees (2)	2.5%	2.4%	1.5%	1.3%

Other capitalized costs (3)	2.1%	0.9%	0.4%	0.9%

Total acquisition costs (includes mortgage financing) (4)	258.1%	242.4%	147.6%	178.4%

Percent leveraged (5)	64.4%	64.2%	12.1%	49.5%

Date offering began	(6)	(7)	(8)	01/27/2006 (9)

Length of offering (in months)	(6)	(7)	(8)	28 (9)

Months to invest 90% of amount available for investment	(6)	(7)	(8)	31 (9)

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition and origination fees as if they were calculated as a percentage of dollar amount raised. Acquisition and origination fees of these programs are calculated as a percentage of purchase price (including leverage used to fund the acquisition or origination) plus other acquisition and origination expenses and are paid to the KBS sponsor.

(3) Other capitalized costs include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total acquisition costs include the cash down payment, acquisition and origination fees, acquisition and origination expenses and mortgage financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2009 divided by total acquisition or origination cost for properties and other investments acquired.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2009.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2009.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made three investments through December 2009.

(9) KBS REIT I is a publicly-registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary – KBS REIT I” in this supplement subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments and KBS REIT I taking title to properties underlying investments in loans that became impaired.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2009 in connection with 1) each program sponsored by our sponsors or a KBS investment advisor that had offerings close during this period and 2) all other programs that have made payments to KBS affiliates during this period. All of the programs represented in the table below have or had investment objectives similar to ours. All figures are as of December 31, 2009.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Commingled Account 12/96 (1)	Commingled Account 6/98 (2)	Commingled Account 6/99 (3)	Separate Account 10/97 (4)	Separate Account 12/98 (5)	Separate Account 6/05 (6)	Separate Account 8/05 (7)	Separate Account 5/06 (8)	Separate Account 10/06 (9)	Separate Account 01/07(10)	KBS REIT I (11)
Date offering commenced	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
Dollar amount raised	$266,125,050	$216,650,000	$187,000,000	$153,016,700	$210,967,612	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$81,790,000	$1,832,820,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$40,585,721 (16)
Acquisition fees:
- real estate commissions	-	-	-	-	-	-	-	-	-	-	-
- advisory fees (12)	-	-	-	-	-	46,000	54,000	346,000	882,000	1,199,000	20,004,000
- other	-	-	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-	-	-
Dollar amount of cash generated from operations before deducting payments to sponsors	$16,648,000	$10,586,000	$14,817,000	$(115,000)	$4,951,000	$13,948,000	$11,492,000	$16,055,000	$13,298,000	$8,470,000	$298,767,000
Amount paid to sponsor from operations:
Property management fees (13)	$2,840,000	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Partnership and asset management fees	1,563,000	1,036,000	1,362,000	629,000	1,497,000	3,602,000	3,545,000	3,560,000	3,267,000	1,067,000	40,199,000 (17)
Reimbursements	-	-	-	-	-	-	-	-	-	-	-
Leasing commissions (13)	1,954,000	-	-	-	-	-	-	-	-	-	-
Construction management fees (13)	18,000	-	-	-	-	-	-	-	-	-	-
Loan servicing fees	-	-	-	-	-	-	-	-	-	-	-
Dollar amount of property sales and refinancing before deducting payments to sponsors (14)
- cash	$64,322,000	$137,452,000	$93,460,000	$109,379,000	$60,346,000	$1,812,000	$1,326,000	$-	$1,811,000	$-	$-
- notes	-	-	-	-	-	-	-	-	-	-	-
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions (15)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
-Disposition fees	-	497,000	335,000	-	-	-	-	-	-	-	-
- Incentive fees (15)	-	-	67,000	-	-	-	-	-	-	-	-
- Other	-	-	-	-	-	-	-	-	-	-	-

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Commingled Account 12/96 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1996.

(2) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Commingled Account 6/98 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 1998.

(3) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Commingled Account 6/99 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. The account made its first investment in June 1999.

(4) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 10/97 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 1997.

(5) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 12/98 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1998.

(6) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 6/05 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 2005.

(7) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 8/05 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 2005.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2009. For more information about this program’s experience in raising capital, see Table I.

(9) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2009. For more information about this program’s experience in raising capital, see Table I.

(10) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made three investments through December 2009. For more information about this program’s experience in raising capital, see Table I.

(11) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary – KBS REIT I” in this supplement, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments and KBS REIT I taking title to properties underlying investments in loans that became impaired. For more information about this program’s experience in raising capital, see Table I.

(12) Advisory fees are acquisition fees and origination fees that are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus acquisition or originations expenses and are paid to the KBS sponsor. Separate Account 06/05, Separate Account 08/05, Separate Account 05/06, Separate Account 10/06 and Separate Account 01/07 also pay fees on amounts subsequently funded for capital improvements, tenant improvement costs and allowance and leasing costs, and these fees are included under advisory fees for these funds.

(13) Fees paid to parties affiliated with the general partner of the program.

(14) Dollar amount of property sales and refinancing represents capital from property sales and refinancings that were used to make distributions to investors.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(15) Only one of the private funds represented in this table, Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2009. Two of the 10 private funds listed in this table, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets. The incentive fees for the remaining eight private funds represented in this table (Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07) are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the funds. Four of the private funds presented in this table (Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 10/97) are in their liquidation stage. KBS REIT I may pay subordinated incentive fees based on participation in the net cash flows of the fund (whether from continuing operations, net sale proceeds or otherwise), after achieving a stipulated return for investors. Upon listing of the shares of KBS REIT I, such listed program may pay a subordinated incentive fee to its external advisor if investors have received a stipulated return. However, any portion of a subordinated participation in net cash flows paid by KBS REIT I would offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(16) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(17) As of December 31, 2009, this program had incurred but unpaid performance fees totaling $4.9 million.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of programs sponsored by our sponsors and KBS investment advisors that have had offerings close during the five years ended December 31, 2009. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these private programs has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 6/05
	2005	2006	2007	2008	2009
Gross revenues	$4,045,000	$12,215,000	$13,348,000	$14,945,000	$13,470,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses(1)	(2,098,000)	(5,128,000)	(5,407,000)	(5,625,000)	(5,827,000)
Interest expense	(1,524,000)	(4,856,000)	(5,349,000)	(5,394,000)	(4,307,000)
Depreciation(2)	-	-	-	-	-
Unrealized gain (loss)(2)	-	2,038,000	5,361,000	(3,752,000)	(24,415,000)

Net income (loss) - GAAP basis(2)	$423,000	$4,269,000	$7,953,000	$174,000	$(21,079,000)

Taxable income:
From operations	$482,000	$(61,000)	$82,000	$1,135,000	$453,378
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	2,337,000	3,316,000	3,063,000	3,729,000	3,554,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	2,337,000	3,316,000	3,063,000	3,729,000	3,554,000
Less: Cash distributions to investors
- From operating cash flow	(1,505,000)	(3,560,000)	(3,559,000)	(3,560,000)	(3,560,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	832,000	(244,000)	(496,000)	169,000	(6,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$832,000	$(244,000)	$(496,000)	$169,000	$(6,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$23	$(1)	$2	$23	$9
- from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	72	71	71	71	71
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$72	$71	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	72	71	71	71	71

Total distributions on cash basis	$72	$71	$71	$71	$71

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2009(4)	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 8/05
	2005	2006	2007	2008	2009
Gross revenues	$1,110,000	$10,653,000	$13,149,000	$12,932,000	$12,911,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses(1)	(599,000)	(5,228,000)	(4,965,000)	(5,210,000)	(5,331,000)
Interest expense	(454,000)	(4,342,000)	(5,489,000)	(5,504,000)	(4,873,000)
Depreciation(2)	-	-	-	-	-
Unrealized gain (loss)(2)	-	6,381,000	2,111,000	(444,000)	(8,862,000)

Net income (loss) - GAAP basis(2)	$57,000	$7,464,000	$4,806,000	$1,774,000	$(6,155,000)

Taxable income:
From operations	$23,000	$(879,000)	$225,000	$(246,000)	$211,422
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	1,601,000	3,433,000	2,681,000	2,517,000	2,749,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	1,601,000	3,433,000	2,681,000	2,517,000	2,749,000
Less: Cash distributions to investors
- From operating cash flow	(470,000)	(3,190,000)	(3,500,000)	(3,500,000)	(3,499,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	1,131,000	243,000	(819,000)	(983,000)	(750,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$1,131,000	$243,000	$(819,000)	$(983,000)	$(750,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$3	$(20)	$5	$(5)	$4
- from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	71	71
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	70	71	71	71	71

Total distributions on cash basis	$70	$71	$71	$71	$71

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2009(4)	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 5/06				Separate Account 10/06
	2006	2007	2008	2009	2006	2007	2008	2009
Gross revenues	$2,526,000	$16,480,000	$16,447,000	$15,353,000	$354,000	$13,628,000	$14,723,000	$15,662,000
Profit (loss) on sale of properties	-	-	-	-	-	-	-	-
Less: Operating expenses(1)	(1,503,000)	(7,855,000)	(7,907,000)	(7,875,000)	(428,000)	(7,653,000)	(8,070,000)	(7,190,000)
Interest expense	(878,000)	(4,810,000)	(4,824,000)	(4,922,000)	(122,000)	(4,146,000)	(4,383,000)	(4,385,000)
Depreciation(2)	-	-	-	-	-	-	-	-
Unrealized gain (loss)(2)	-	4,905,000	(2,756,000)	(18,731,000)	-	5,327,000	971,000	(1,296,000)

Net income (loss) - GAAP basis(2)	$145,000	$8,720,000	$960,000	$(16,175,000)	$(196,000)	$7,156,000	$3,241,000	$2,791,000

Taxable income:
From operations	$97,000	$1,539,000	$1,155,000	$(322,902)	$(183,000)	$(207,000)	$123,000	$1,437,292
From gain (loss) on sale	-	-	-	-	-	-	-	-

Cash generated (deficiency) from operations	855,000	5,816,000	3,876,000	2,803,000	1,769,000	3,681,000	2,726,000	3,624,000
Cash generated (deficiency) from sales	-	-	-	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-	-	-	-

Total cash generated from operations, sales and refinancing	855,000	5,816,000	3,876,000	2,803,000	1,769,000	3,681,000	2,726,000	3,624,000
Less: Cash distributions to investors
- From operating cash flow	(640,000)	(3,525,000)	(3,560,000)	(3,560,000)	(100,000)	(3,135,000)	(3,355,000)	(3,420,000)
- From sales and refinancing	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions	215,000	2,291,000	316,000	(757,000)	1,669,000	546,000	(629,000)	204,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$215,000	$2,291,000	$316,000	$(757,000)	$1,669,000	$546,000	$(629,000)	$204,000

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$11	$31	$23	$(6)	$(127)	$(5)	$3	$30
- from recapture	-	-	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	71	70	71	71	71
- from return of capital	-	-	-	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$71	$70	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-	-	-	-
- from operations	70	71	71	71	70	71	71	71

Total distributions on cash basis	$70	$71	$71	$71	$70	$71	$71	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2009(4)	100%	100%	100%	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 01/07
	2008	2009
Gross revenues	$1,442,000	$10,885,000
Profit (loss) on sale of properties	-	-
Less: Operating expenses(1)	(996,000)	(5,959,000)
Interest expense	(608,000)	(1,054,000)
Depreciation(2)	-	-
Unrealized gain (loss)(2)	(998,000)	(193,000)

Net income (loss) - GAAP basis(2)	$(1,160,000)	$3,679,000

Taxable income:
From operations	$(491,000)	$3,147,006
From gain (loss) on sale	-	-
Cash generated (deficiency) from operations	278,000	7,125,000
Cash generated (deficiency) from sales	-	-
Cash generated from refinancing	-	-

Total cash generated from operations, sales and refinancing	278,000	7,125,000
Less: Cash distributions to investors
- From operating cash flow	(695,000)	(4,630,000)
- From sales and refinancing	-	-

Cash generated (deficiency) after cash distributions	(417,000)	2,495,000
Less: Special items (not including sales and refinancing)	-	-

Cash generated (deficiency) after cash distributions and special items	$(417,000)	$2,495,000

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(50)	$48
- from recapture	-	-
Capital gain (loss)	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71	71
- from return of capital	-	-

Total distribution on GAAP basis	$71	$71

Source (on cash basis)
- from sales	$-	$-
- from refinancing	-	-
- from operations	71	71

Total distributions on cash basis	$71	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2009(4)	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT I
	2006	2007	2008	2009
Gross revenues	$6,248,000	$100,302,000	$282,641,000	$285,077,000
Profit (loss) on sale of properties	-	-	-	-
Less: Operating expenses (1)	(3,455,000)	(32,465,000)	(86,767,000)	(106,282,000)
Interest expense	(2,826,000)	(33,368,000)	(68,303,000)	(60,931,000)
Depreciation	(2,538,000)	(42,916,000)	(97,021,000)	(120,311,000)
Loss on derivative instruments	-	(1,524,000)	(303,000)	(8,000)
Provision for loan losses	-	-	(104,000,000)	(178,813,000)
Other-than-temporary impairment of marketable real estate securities	-	-	(50,079,000)	(5,067,000)
Net loss attributable to noncontrolling interest	-	2,773,000	3,205,000	3,369,000

Net income (loss) - GAAP basis	$(2,571,000)	$(7,198,000)	$(120,627,000)	$(182,966,000)

Taxable income:
From operations	$(970,000)	$15,774,000	$66,297,000	$58,360,000
From gain (loss) on sale	-	-	-	-
Cash generated (deficiency) from operations	326,000	43,982,000	115,178,000	99,738,000
Cash generated (deficiency) from sales	-	-	-	-
Cash generated from refinancing	-	-	-	-

Total cash generated from operations, sales and refinancing	326,000	43,982,000	115,178,000	99,738,000
Less: Cash distributions to investors (2)
- From operating cash flow	(386,000)	(32,162,000)	(104,264,000)	(108,811,000)
- From sales and refinancing	-	-	-	-
- Other (3)	(900,000)	(700,000)	-	-

Cash generated (deficiency) after cash distributions	(960,000)	11,120,000	10,914,000	(9,073,000)
Less: Special items (not including sales and refinancing)	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(960,000)	$11,120,000	$10,914,000	$(9,073,000)

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(52)	$34	$44	$33
- from recapture	-	-	-	-
Capital gain (loss)	-	-	-	-
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	-	36	44	33
- from return of capital	69	34	26	28

Total distribution on GAAP basis	$69	$70	$70	$61

Source (on cash basis)
- from sales	$-	$-	$-	$-
- from refinancing	-	-	-	-
- from other (3)	48	2	-	-
- from operations	21	68	70	61

Total distributions on cash basis	$69	$70	$70	$61

Amounts (in percentage terms) remaining in program properties as of December 31, 2009 (5)	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested.

(3) Represents advances made by the advisor of KBS REIT I to pay dividends.

(4) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Calculated as original total acquisition and origination costs of investments made divided by original total acquisition and origination costs of all investments held as of December 31, 2009.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table IV summarizes the results of the programs sponsored by a KBS investment advisor that have completed their operations and sold all of their properties during the five years ended December 31, 2009. The programs represented in the table below had investment objectives that were similar to ours.

	Commingled
	Account 5/95 (1)
Dollar amount raised	$273,100,000	(1)

Number of properties purchased/developed	32
Date of closing of offering		(1)
Date of first sale of property	11/95
Date of final sale of property	9/05
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$295
- from recapture	-
Capital gain	230
Deferred gain:
Capital	-
Ordinary	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	519
- from return of capital	1,000

Total distribution on GAAP basis	$1,519

Source (on cash basis)
- from sales	$1,188
- from refinancing	-
- from operations	331

	$1,519

(1) This program was a multi-investor, commingled fund that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $273.1 million between April 1995 and May 1998.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate
	Account 10/97 (1)
Dollar amount raised	$153,017,000	(1)

Number of properties purchased/developed	12
Date of closing of offering		(1)
Date of first sale of property	4/00
Date of final sale of property	2/09
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$325
- from recapture	-
Capital gain	28
Deferred gain:
Capital	-
Ordinary	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	333
- from return of capital	1,000

Total distribution on GAAP basis	$1,333

Source (on cash basis)
- from sales	$897
- from refinancing	-
- from operations	436

	$1,333

(1) This program was single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $153.0 million between October 1997 and January 2000. Although this program sold its final assets in February 2009, it is currently in the process of winding down its operations.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by KBS investment advisors during the three years ended December 31, 2009. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs(2)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
Separate Account 12/98
1010 Lamar	12/98	11/07	$39,456,358	$-	$-	$-	$39,456,358	$-	$33,892,540	$33,892,540	$3,407,239
Carillon Towers	12/98	12/09	-	11,773,244	-	-	11,773,244	-	37,162,473	37,162,473	7,050,013
Commingled Account 12/96
Kirkwood Atrium	8/97	12/07	$22,254,714	$-	$-	$-	$22,254,714	$-	$21,543,253	$21,543,253	$9,845,880
Boulder Tower	5/97	12/07	31,376,678	-	-	-	31,376,678	-	31,289,749	31,289,749	18,780,130
Interchange Business Center	8/97	6/08	3,332,649	-	-	-	3,332,649	-	4,452,054	4,452,054	1,145,948
Bammel Land NWC & SWC	8/97	7/08	107,166	-	-	-	107,166	-	419,123	419,123	(291,255)
Cornerstone Tower	7/97	8/09	1,981,202	-	-	-	1,981,202	-	7,157,364	7,157,364	2,970,846
Northchase Center	7/97	8/09	5,268,944	-	-	-	5,268,944	-	12,027,649	12,027,649	7,034,179
Commingled Account 6/98
725 Concord	8/98	2/07	$17,855,792	$-	$-	$-	$17,855,792	$-	$16,184,402	$16,184,402	$9,237,455
702 E. Osborn	7/98	3/07	3,276,065	-	-	-	3,276,065	-	4,520,933	4,520,933	621,893
4141 Rockside	11/98	4/07	6,735,329	-	-	-	6,735,329	-	9,011,927	9,011,927	3,010,563
6161 Oaktree	11/98	4/07	5,293,419	-	-	-	5,293,419	-	9,011,716	9,011,716	2,531,272
Wells Fargo Bank Tower	8/98	6/07	8,686,198	-	-	-	8,686,198	-	14,537,983	14,537,983	4,641,566
Fairmount Place	7/98	8/07	9,378,362	-	-	-	9,378,362	-	9,537,574	9,537,574	3,396,914
2400 N. Central	7/98	8/07	5,833,884	-	-	-	5,833,884	-	7,142,484	7,142,484	1,150,763
2810 Parham	9/98	11/07	15,309,241	-	-	-	15,309,241	-	15,943,101	15,943,101	6,420,623
Bridgewood I	6/98	12/07	8,651,332	-	-	-	8,651,332	-	12,851,145	12,851,145	2,766,070
Bridgewood II	6/98	12/07	10,037,948	-	-	-	10,037,948	-	14,724,169	14,724,169	4,081,739
Mesa Executive Park (Phoenix)	7/98	7/08	6,899,415	-	-	-	6,899,415	-	12,427,575	12,427,575	5,336,154
Camelwest Plaza (Phoenix)	7/98	7/08	9,038,695	-	-	-	9,038,695	-	21,155,705	21,155,705	7,942,093
Scottsdale Financial Center I (Phoenix)	7/98	8/08	18,540,448	-	-	-	18,540,448	-	21,334,261	21,334,261	12,252,184
Paragon Plaza (Phoenix)	7/98	9/08	4,272,563	-	-	-	4,272,563	-	9,389,304	9,389,304	3,629,108
Scottsdale Airpark (Phoenix)	7/98	5/09	7,182,484	-	-	-	7,182,484	-	16,870,431	16,870,431	480,956
Commingled Account 6/99
Baytech Center	10/99	2/07	$11,640,758	$-	$-	$-	$11,640,758	$-	$9,229,500	$9,229,500	$4,216,068
Montlimar Place	10/99	4/07	18,001,260	-	-	-	18,001,260	-	18,118,239	18,118,239	8,031,026
Financial Plaza	12/99	4/07	16,501,781	-	-	-	16,501,781	-	18,847,245	18,847,245	5,303,751
3535 Travis Place	10/99	9/07	16,711,575	-	-	-	16,711,575	-	14,765,964	14,765,964	3,810,524
32 Nagog Condo Interest	9/99	11/07	316,542	-	-	-	316,542	-	113,502	113,502	1,044,963
205 W. Wacker	9/99	7/08	29,885,478	-	-	-	29,885,478	-	33,542,481	33,542,481	12,030,365
Separate Account 10/97
Eaton Center	12/97	6/07	$34,873,850	$29,405,000	$-	$-	$64,278,850	$-	$70,921,107	$70,921,107	$43,251,227
340/350 N. Sam Houston	1/98	10/07	6,171,131	-	-	-	6,171,131	-	13,920,506	13,920,506	3,293,537
650 N. Sam Houston	1/98	12/07	13,058,208	-	-	-	13,058,208	-	12,867,155	12,867,155	5,020,261
Cypress Tower	12/97	3/08	17,001,847	-	-	-	17,001,847	-	18,128,596	18,128,596	8,134,592
8866 Gulf Freeway	1/98	2/09	4,557,580	-	-	-	4,557,580	-	8,499,861	8,499,861	4,779,135
8876 Gulf Freeway	1/98	2/09	4,309,917	-	-	-	4,309,917	-	7,909,720	7,909,720	4,620,476

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(2) Acquisition costs include acquisition fees paid to sponsor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(3) Does not include any program administration costs not related to the operation of the property.

*This table does not include an interest in a mezzanine loan acquired by KBS REIT I on September 24, 2007 that was paid down in full by the borrower of the loan on November 19, 2007, prior to the stated maturity date.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by programs sponsored by KBS investment advisors during the three years ended December 31, 2009.

	Taxable Gain	Capital Gain	Ordinary Gain
Property	(Loss)	(Loss)	(Loss)
Separate Account 12/98
1010 Lamar	$11,701,036	$11,701,036	$-
Carillon Towers	(17,323,788)	(17,323,788)	-

Commingled Account 12/96
Kirkwood Atrium	$5,676,673	$5,676,673	$-
Boulder Tower	6,737,388	6,737,388	-
Interchange Business Center	166,888	166,888	-
Bammel Land NWC & SWC	311,958	311,958	-
Cornerstone Tower	(3,871,483)	(3,871,483)	-
Northchase Center	(4,475,915)	(4,475,915)	-

Commingled Account 6/98
725 Concord	$4,062,524	$4,062,524	$-
702 E. Osborn	(456,284)	(456,284)	-
4141 Rockside	(671,420)	(671,420)	-
6161 Oaktree	(2,177,945)	(2,177,945)	-
Wells Fargo Bank Tower	(3,163,591)	(3,163,591)	-
Fairmont Place	1,746,670	1,746,670	-
2400 N. Central (Partial Sale of Land)	(207,461)	(207,461)	-
2810 Parham	2,674,203	2,674,203	-
Bridgewood I	(1,886,845)	(1,886,845)	-
Bridgewood II	(1,942,590)	(1,942,590)	-
Mesa Executive Park (Phoenix)	(3,142,272)	(3,142,272)	-
Camelwest Plaza (Phoenix)	(7,708,517)	(7,708,517)	-
Scottsdale Financial Center I (Phoenix)	1,623,264	1,623,264	-
Paragon Plaza (Phoenix)	(3,252,219)	(3,252,219)	-
Scottsdale Airpark (Phoenix)	(5,903,988)	(5,903,988)	-

Commingled Account 6/99
Baytech Center	$3,874,019	$3,874,019	$-
Montlimar Place	2,902,418	2,902,418	-
Financial Plaza	829,147	829,147	-
3535 Travis Place	4,597,485	4,597,485	-
32 Nagog Condo Interest	227,114	227,114	-
205 W. Wacker	2,667,925	2,667,925	-

Separate Account 10/97
Eaton Center	$8,293,580	$8,293,580	$-
340/350 N. Sam Houston	(5,113,156)	(5,113,156)	-
650 N. Sam Houston	2,795,943	2,795,943	-
Cypress Tower	1,916,097	1,916,097	-
8866 Gulf Freeway	(1,880,936)	(1,880,936)	-
8876 Gulf Freeway	(1,657,993)	(1,657,993)	-

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table VI presents information concerning the acquisition of properties during the three years ended December 31, 2009 by KBS REIT I and the private programs sponsored by KBS investment advisors. Each of the programs below have investment objectives similar to ours.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisitions Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
Separate Account 5/06(5)
625 Mt. Auburn Cambridge, MA	Office	137,047	01/11/07	$19,400,000	$10,652,521	$29,896,000	$-	$156,521	$30,052,521
Separate Account 10/06(6)
555 Washington Miami Beach, FL	Office	64,617	01/10/07	$19,500,000	$10,907,339	$30,300,000	$-	$107,339	$30,407,339
Parkwood Place Plano, TX	Office	98,750	02/13/07	11,700,000	6,606,722	18,180,000	-	126,722	18,306,722
Separate Account 01/07(7)
Crossroads Distribution Center Charlotte, NC	Industrial	496,347	03/28/08	$14,602,500	$11,875,602	$26,318,891	$-	$159,211	$26,478,102
Providence Towers Dallas, TX	Office	515,389	03/31/09	-	61,628,167	61,610,000	-	18,167	61,628,167
Ridgewood Corporate Center I Bellevue, WA	Office	240,576	11/19/09	-	32,575,405	32,395,750	-	179,655	32,575,405

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT I (8)
Sandmar Mezzanine Loan Southeast Retail Portfolio	Mezzanine Debt	N/A	01/09/2007	$-	$8,100,778	$8,060,182	$-	$40,596	$8,100,778
Crescent Green Buildings (9) Cary, NC	Office	248,832	01/31/2007	40,800,000	7,868,529	48,502,297	-	166,232	48,668,529
625 Second Street San Francisco, CA	Office	134,847	01/31/2007	33,700,000	17,822,848	51,383,545	-	139,303	51,522,848
Sabal VI Building (10) Tampa, FL	Office	96,346	03/05/2007	14,040,000	2,699,837	16,624,614	-	115,223	16,739,837
Park Central Mezzanine Loan New York, NY	Mezzanine Debt	N/A	03/23/2007	-	15,157,054	15,112,645	-	44,409	15,157,054
The Offices at Kensington Sugar Land, TX	Office	170,436	03/29/2007	18,500,000	9,644,446	28,209,512	-	(65,066)	28,144,446
Second Tribeca Mezzanine Loan (11) New York, NY	Mezzanine Debt	N/A	05/03/2007	-	31,500,918	31,458,564	-	42,354	31,500,918
Royal Ridge Building Alpharetta, GA	Office	160,539	06/21/2007	-	33,382,665	33,248,506	-	134,159	33,382,665
9815 Goethe Road Building Sacramento, CA	Office	80,000	06/26/2007	-	15,970,645	15,868,888	-	101,757	15,970,645
Bridgeway Technology Center Newark, CA	Research	187,268	06/27/2007	-	50,388,745	50,265,102	-	123,643	50,388,745
Tribeca Senior Mortgage Participation (11) (12) New York, NY	Mortgage Debt	N/A	06/28/2007	-	26,045,084	25,988,955	-	56,129	26,045,084

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisitions Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT I (8)
Opus National Portfolio MN, TX, OH, IN, GA, MI	Industrial	2,315,848	07/25/2007	$-	$125,708,945	$125,435,800	$-	$273,145	$125,708,945
200 Professional Drive Loan Origination (13) Gaithersburg, MD	Mortgage Debt	N/A	07/31/2007	-	9,135,325	9,124,003	-	11,322	9,135,325
Lawrence Village Plaza Loan Origination (14) New Castle, PA	Mortgage Debt	N/A	08/06/2007	-	6,367,211	6,357,585	-	9,626	6,367,211
11 South LaSalle Loan Origination (15) Chicago, IL	Mortgage Debt	N/A	08/08/2007	-	30,992,223	30,991,594	-	629	30,992,223
National Industrial Portfolio (16) CO, CT, MA, NH, NY, PA, TX	Industrial	10,924,318	08/08/2007	431,000,000	94,734,090	518,994,138	-	6,739,952	525,734,090
Plano Corporate Center I & II Plano, TX	Office	308,038	08/28/2007	30,591,000	15,605,472	46,093,894	-	102,578	46,196,472
2200 West Loop South Building Houston, TX	Office	196,217	09/05/2007	17,426,000	18,090,314	35,364,389	-	151,925	35,516,314
One Madison Mezzanine Loan (17) New York, NY	Mezzanine Debt	N/A	09/24/2007	-	21,174,500	21,157,500	-	17,000	21,174,500
San Diego Office Portfolio B-Note San Diego, CA	B-Note	N/A	10/26/2007	-	13,581,263	13,500,500	-	80,763	13,581,263
Petra Subordinated Debt	Subordinated Debt	N/A	10/26/2007	-	50,379,568	50,375,000	-	4,568	50,379,568
ADP Plaza Portland, OR	Office	180,772	11/07/2007	20,900,000	12,550,846	33,349,014	-	101,832	33,450,846
Woodfield Preserve Office Center Schaumburg, IL	Office	647,196	11/13/2007	68,400,000	68,140,801	136,816,433	-	(275,632)	136,540,801
Nashville Flex Portfolio Nashville, TN	Industrial	550,289	11/15/2007	32,430,000	22,267,806	53,907,180	-	790,626	54,697,806
4929 Wilshire B-Note Los Angeles, CA	B-Note	N/A	11/19/2007	-	2,598,953	2,559,347	-	39,606	2,598,953
Patrick Henry Corporate Center Newport News, VA	Office	98,883	11/29/2007	11,100,000	7,854,387	18,691,100	-	263,287	18,954,387
South Towne Corporate Center I&II Sandy, UT	Office	269,233	11/30/2007	25,200,000	25,107,283	50,124,496	-	182,787	50,307,283
Artisan Multifamily Portfolio Mezzanine Loan Las Vegas, NV	Mezzanine Debt	N/A	12/11/2007	-	20,183,326	20,119,330	-	63,996	20,183,326

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT I (8)
Arden Portfolio M3-(A) Mezzanine Loan (18) Southern California	Mezzanine Debt	N/A	01/30/2008	$36,167,167	$24,689,955	$60,731,643	$-	$125,479	$60,857,122
Arden Portfolio M2-(B) Mezzanine Loan (18) Southern California	Mezzanine Debt	N/A	01/30/2008	50,232,427	34,242,609	84,349,557	-	125,479	84,475,036
Rivertech I and II (19) Billerica, MA	Office	285,772	02/20/2008	27,300,000	18,458,439	45,540,496	-	217,943	45,758,439
San Antonio Business Park Mortgage Loan San Antonio, Texas	Mortgage Debt	N/A	03/28/2008	-	24,040,552	23,957,411	-	83,141	24,040,552
Suwanee Pointe Suwanee, GA	Industrial	205,645	05/22/2008	-	18,073,278	17,934,541	-	138,737	18,073,278
2600 Michelson Mezzanine Loan Irvine, CA	Mezzanine Debt	N/A	06/02/2008	-	8,618,799	8,560,147	-	58,652	8,618,799
Millennium I Building (20) Addison, TX	Office	353,461	06/05/2008	36,000,000	36,573,852	72,540,252	-	33,600	72,573,852
Tysons Dulles Plaza (21) McLean, VA	Office	487,775	06/06/2008	77,721,069	77,016,715	153,901,845	-	835,939	154,737,784
18301 Von Karman Mortgage and Mezzanine Loans (22) Irvine, CA	Mortgage & Mezzanine Debt	N/A	06/12/2008	-	62,416,334	62,339,883	-	76,451	62,416,334
Greak Oaks Center Alpharetta, GA	Office	235,224	07/18/2008	19,349,000	14,804,813	33,983,474	-	170,339	34,153,813
University Park Buildings Sacramento, CA	Office	127,085	07/31/2008	-	24,144,037	24,029,680	-	114,357	24,144,037
Meridian Tower Tulsa, OK	Office	205,659	08/18/2008	-	17,696,619	17,581,712	-	114,907	17,696,619
GKK Mezzanine Loan National	Mezzanine Debt	N/A	08/22/2008	297,623,400	202,743,766	499,763,818	-	603,348	500,367,166
55 East Montroe Mezzanine Loan Origination Chicago, IL	Mezzanine Debt	N/A	08/27/2008	-	55,425,610	55,412,598	-	13,012	55,425,610
North Creek Parkway Center Bothell, WA	Office	205,707	08/28/2008	-	41,553,139	41,423,279	-	129,860	41,553,139
Five Tower Bridge Building West Conshohocken, PA	Office	223,726	10/14/2008	41,000,000	33,549,767	73,554,888	-	994,879	74,549,767
City Gate Plaza Sacramento, CA	Office	105,003	11/25/2008	-	20,859,908	20,755,260	-	104,648	20,859,908

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Acquisition fees and origination fees are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus other acquisition or origination expenses and are paid to the KBS sponsor.

(2) Other cash expenditures expensed include legal fees, outside broker fees, environmental studies, title and other closing costs.

(3) Other cash expenditures capitalized include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total cost of property includes the cash down payment, acquisition or origination fees, other cash expenditures and financing.

(5) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2009.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2009.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made a total of three investments through December 2009.

(8) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares in its initial public offering on May 30, 2008.

(9) “Original Mortgage Financing” includes the Crescent Green Buildings Mezzanine Loan in the amount of $8,400,000 that was repaid in full on March 31, 2007.

(10) “Original Mortgage Financing” includes the Sabal VI Building Mezzanine Loan in the amount of $3,000,000 that was repaid in full on February 22, 2008.

(11) As of December 31, 2009, KBS REIT I had made three investments in loans related to the Tribeca Building. The Second Tribeca Mezzanine Loan was KBS REIT I’s most junior investment. Subsequent to December 31, 2009, the borrower under the Tribeca Loans defaulted and KBS REIT I foreclosed on this project by exercising its right to accept 100% of the ownership interest of the borrower under the Second Tribeca Mezzanine Loan pursuant to the Second Tribeca Mezzanine Loan documents. As a result of the assignment in lieu of foreclosure, as of December 31, 2009 KBS REIT I valued its investments in the Tribeca Loans at their aggregate fair values of $38.1 million. KBS REIT I expects the fair values of the Tribeca Loans as of December 31, 2009 will be equal to its consolidated investment in the Tribeca Building at the time of foreclosure.

(12) “Contract purchase price plus acquisition fees” reflects the original purchase price of $23,534,715, acquisition fees paid of $176,925 and subsequent loan draws of $2,277,315. As of December 31, 2009, the loan commitment was fully funded.

(13) “Contract purchase price plus acquisition fees” reflects the original purchase price of $7,397,280, acquisition fees paid of $55,564 and subsequent loan draws of $1,671,159. As of December 31, 2009, the remaining unfunded loan commitment totaled $1,236,944.

(14) “Contract purchase price plus acquisition fees” reflects the original purchase price of $6,159,435, acquisition fees paid of $46,268 and subsequent loan draws of $151,882. As of December 31, 2009, the remaining unfunded loan commitment totaled $1,812,869.

(15) “Contract purchase price plus acquisition fees” reflects the original purchase price of $21,500,000, acquisition fees paid of $161,330 and subsequent loan draws of $9,330,264. As of December 31, 2009, the remaining unfunded loan commitment totaled $8,104,532.

(16) KBS REIT I holds its investment in the National Industrial Portfolio through a consolidated joint venture in which KBS REIT I owns an 80% membership interest.

(17) The borrower under the One Madison Mezzanine Loan paid off the loan in full on November 19, 2007, prior to the stated maturity date.

(18) On July 8, 2009, KBS REIT I released the borrowers under the Arden Portfolio Mezzanine Loans from liability and received preferred membership interests in a joint venture that indirectly owns the properties that had served as collateral for the loans.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(19) “Original Mortgage Financing” represents the principal amount due under a nine-month secured bridge loan. KBS REIT I paid off the principal and interest due under the nine-month secured bridge loan with proceeds from a secured mortgage loan facility.

(20) “Original Mortgage Financing” represents the principal amount due under a six-month bridge loan that was repaid in full on February 5, 2009.

(21) “Original Mortgage Financing” represents the principal amount due under a six-month secured bridge loan, which was refinanced on September 4, 2008 with a 66-month fixed rate mortgage loan.

(22) During the year ended December 31, 2009, KBS REIT I received a deed-in-lieu of foreclosure in satisfaction of the amounts due under its investment in the 18301 Von Karman Loans. KBS REIT I gained control of the collateral securing these loans, an office building located at 18301 Von Karman Avenue, Irvine, California, on October 6, 2009 at a carrying value of $40.8 million.